Exhibit 10.1

Loan And Security Agreement

Dated As Of January 28, 2005

Among

LaSalle Business Credit, LLC,

The Lender,

The Oilgear Company,

Oilgear Towler, S.A.

and

Oilgear Towler GmbH,

The Borrowers

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-ii-

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EXHIBIT A — BUSINESS AND COLLATERAL LOCATIONS

EXHIBIT B — COMPLIANCE CERTIFICATE

EXHIBIT C — COMMERCIAL TORT CLAIMS

EXHIBIT D — OILGEAR VARIABLE COMPENSATION PLAN

SCHEDULE 1 — PERMITTED LIENS

SCHEDULE 11(i) — AFFILIATE TRANSACTIONS

SCHEDULE 11(j) — NAMES & TRADE NAMES

SCHEDULE 11(n) — INDEBTEDNESS

SCHEDULE 11(p) — PARENT, SUBSIDIARIES AND AFFILIATES

SCHEDULE 11(q) — NO DEFAULTS

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SCHEDULE 11(s) — INTELLECTUAL PROPERTY

SCHEDULE 15(m) — NON-WHOLLY-OWNED SUBSIDIARY

SCHEDULE 17(a) — CLOSING DOCUMENT CHECKLIST

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LOAN AND SECURITY AGREEMENT

       THIS LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) made this 28th day of January, 2005 by and among LASALLE BUSINESS CREDIT, LLC, a Delaware corporation (“Lender”), 135 South LaSalle Street, Chicago, Illinois 60603-4105, and THE OILGEAR COMPANY, a Wisconsin corporation, having its principal place of business at 2300 South 51st Street, Milwaukee, Wisconsin 53234 (“US Borrower”), OILGEAR TOWLER GMBH, a German limited liability company, having its principal place of business at Im Gotthelf 8, D-65795 Hattersheim, Germany (“German Borrower”) and OILGEAR TOWLER, S.A., a Spanish corporation, having its principal place of business at Entidad Zicunaga, Apartado 14, Hernani (Guipuzcoa) Spain (“Spanish Borrower”) (US Borrower, German Borrower and Spanish Borrower are collectively referred to as “Borrowers”).

WITNESSETH:

       WHEREAS, Borrowers may, from time to time, request Loans from Lender, and the parties wish to provide for the terms and conditions upon which such Loans or other financial accommodations, if made by Lender, shall be made;

       NOW, THEREFORE, in consideration of any Loan (including any Loan by renewal or extension) hereafter made to a Borrower by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrowers, the parties agree as follows:

       1. DEFINITIONS.

       “Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Proceeds” and “Tangible Chattel Paper” shall have the respective meanings assigned to such terms in the Illinois Uniform Commercial Code, as the same may be in effect from time to time.

       “Additional Collateral” shall have the meaning specified in Section 6 hereof.

       “Adjusted Net Income” shall mean, with respect to any period and any Person, such Person’s net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses), plus interest expense, depreciation and amortization deducted in determining net income for such period, minus Capital Expenditures for such period not financed, minus any cash dividends paid or accrued and cash withdrawals paid or accrued to shareholders of US Borrower or other Affiliates (other than US Borrower or any Subsidiary of US Borrower) for such period which were not calculated in determining net income after taxes, and plus the after-tax increase in LIFO reserves, or minus the after tax decrease in LIFO reserves, all on a consolidated basis.

       “Affiliate” shall mean any Person (i) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, any Company, (ii) which beneficially owns or holds five percent (5%) or more of the voting control or equity interests of any Company, or (iii) five percent (5%) or more of the voting control or equity interests of which is beneficially owned or held by any Company.

       “Barclays Debt” shall mean the indebtedness of Oilgear UK owing pursuant to the Barclays Debt Agreement, in an aggregate principal amount not to exceed £3,200,000.

       “Barclays Debt Agreement” shall mean the on demand loan agreement between Oilgear UK and Barclays Bank PLC, as in effect on February 7, 2005 and as amended or modified from time to time in accordance with this Agreement.

       “Business Day” shall mean any day other than a Saturday, a Sunday or (i) with respect to all matters, determinations, fundings and payments in connection with LIBOR Rate Loans, any day on which banks in London, England or Chicago, Illinois (or solely with respect to provisions set forth in this Agreement requiring that a payment be made to Lender by German Borrower or Spanish Borrower on a particular Business Day, or any date that banks in Frankfurt, Germany or Madrid, Spain, as applicable) are required or permitted to close, and (ii) with respect to all other matters, any day that banks in Chicago, Illinois (or solely with respect to provisions set forth in this Agreement requiring that a payment be made to Lender by German Borrower or Spanish Borrower on a particular Business Day, or any date that banks in Frankfurt, Germany or Madrid, Spain, as applicable) are required or permitted to close.

       “Capital Expenditures” shall mean with respect to any Person(s) and any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by such Person(s) during such period that are required by generally accepted accounting principles, consistently applied, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of such Person(s), all on a consolidated basis.

       “Collateral” shall mean all of the property of each Borrower described in Section 5 hereof, together with all other real or personal property of any Obligor or any other Person now or hereafter pledged to Lender to secure, either directly or indirectly, repayment of any of the Liabilities, including without limitation any Additional Collateral.

       “Companies” shall mean, collectively, US Companies and Non-US Companies.

       “Debt Service Coverage” shall mean, with respect to any period and any Person, the ratio of (i) such Person’s Adjusted Net Income, to (ii) such Person’s current principal maturities of long term debt and capitalized leases paid or scheduled to be paid during such period (other than the Barclays Debt), plus interest expense deducted in determining net income for such period, plus any prepayments on indebtedness owed to any Person (except trade payables, Revolving Loans and Excess Cash Flow prepayments pursuant to subsection 2(f)(vi)(B)) and paid during such period, all on a consolidated basis.

       “Dilution” shall mean, with respect to any period, the percentage obtained by dividing (i) the sum of non-cash credits against Accounts (including, but not limited to returns, adjustments and rebates) of US Borrower for such period, plus pending or probable, but not yet applied, non-cash credits against Accounts of US Borrower for such period, as determined by Lender in its sole discretion by (ii) gross invoiced sales of US Borrower for such period.

       “Dollars” and “$” shall mean lawful money of the United States. To the extent any amount is owing or is otherwise denominated in a currency other than Dollars, such amount shall be recalculated for the purposes of this Agreement in the then Dollar equivalent amount thereof as determined from time to time by Lender.

       “EBITDA” shall mean, with respect to any period and any Person, such Person’s net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses) plus interest expense, income tax expense, depreciation and amortization for such period, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period, all on a consolidated basis.

       “Eligible Account” shall mean an Account owing to US Borrower which is acceptable to Lender in its sole discretion for lending purposes. Without limiting Lender’s discretion, Lender shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

       (i) it is genuine and in all respects what it purports to be;

       (ii) it is owned by US Borrower, US Borrower has the right to subject it to a security interest in favor of Lender or assign it to Lender and it is subject to a first priority perfected security interest in favor of Lender and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

       (iii) it arises from (A) the performance of services by US Borrower in the ordinary course of US Borrower’s business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder (it being understood that Accounts based upon percentage of completion billing shall not be Eligible Accounts); or (B) the sale or lease of Goods by US Borrower in the ordinary course of US Borrower’s business, and (x) such Goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered to the Account Debtor, (y) such Account Debtor has not refused to accept, returned or offered to return, any of the Goods which are the subject of such Account, and (z) US Borrower has possession of, or US Borrower has delivered to Lender (at Lender’s request) shipping and delivery receipts evidencing delivery of such Goods;

       (iv) it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within ninety (90) days after the date of the invoice and does not remain unpaid sixty (60) days past the due date thereof; provided, however, that if more than twenty-five percent (25%) of the aggregate Dollar amount of invoices owing by a particular Account Debtor remain unpaid ninety (90) days after the respective invoice dates thereof, then all Accounts owing by that Account Debtor shall be deemed ineligible;

       (v) (A) it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and (B) it is not subject to setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part (except that Accounts excluded from Eligible Accounts solely by reason of this clause (v)(B) shall be Eligible Accounts to the extent of the amount of the Account that is not subject to setoff, counterclaim, credit, allowance, adjustment or dispute);

       (vi) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

       (vii) the Account Debtor thereunder is not a director, officer, employee or agent of a Borrower, or a Subsidiary, Parent, Company or other Affiliate;

       (viii) it is not an Account with respect to which the Account Debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof, unless US Borrower assigns its right to payment of such Account to Lender pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable;

       (ix) it is not an Account with respect to which the Account Debtor is located in a state which requires US Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state; or (B) file a notice of business activities report or similar report with such state’s taxing authority, unless (x) US Borrower has taken one of the actions described in clauses (A) or (B); (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by US Borrower at its election; or (z) US Borrower has proven, to Lender’s satisfaction, that it is exempt from any such requirements under any such state’s laws;

       (x) the Account Debtor is located within the United States of America or Canada, except for Volvo, provided that the Volvo’s Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender;

       (xi) the Account is denominated in Dollars;

       (xii) it is not an Account with respect to which the Account Debtor’s obligation to pay is subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

       (xiii) it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue; or (B) which violates any of the covenants of any Borrower contained in this Agreement;

       (xiv) it is not an Account which, when added to a particular Account Debtor’s other indebtedness to US Borrower, exceeds ten percent (10%) (or with respect to Accounts owing by (i) Volvo, twenty five percent (25%) and (ii) John Deere & Co., fifteen percent (15%)) of all Accounts of US Borrower or a credit limit determined by Lender in its sole discretion for that Account Debtor (except that Accounts excluded from Eligible Accounts solely by reason of this clause (xiv) shall be Eligible Accounts to the extent of such percentage or credit limit, as applicable); and

       (xv) it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by Lender in its sole discretion.

       “Eligible Inventory” shall mean Inventory of US Borrower which is acceptable to Lender in its sole discretion for lending purposes. Without limiting Lender’s discretion, Lender shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:

       (i) it is owned by US Borrower, US Borrower has the right to subject it to a security interest in favor of Lender and it is subject to a first priority perfected security interest in favor of Lender and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

       (ii) it is located on one of the premises listed on Exhibit A for US Borrower in the continental United States (or other locations in the continental United States of which Lender has been advised in writing pursuant to subsection 12(b)(i) hereof) and is not in transit;

       (iii) if held for sale or lease or furnishing under contracts of service, it is (except as Lender may otherwise consent in writing) new and unused and free from defects which would, in Lender’s sole determination, affect its market value;

       (iv) it is not stored with a bailee, consignee, warehouseman, processor or similar party unless Lender has given its prior written approval and US Borrower has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Lender, in form and substance acceptable to Lender, such Uniform Commercial Code financing statements, warehouse receipts, waivers and other documents as Lender shall require;

       (v) it is either (A) raw material Inventory (including purchased component parts), in each case which have been acquired or sold by US Borrower in the then previous eighteen (18) months or (B) finished goods Inventory;

       (vi) Lender has determined, in accordance with Lender’s customary business practices, that it is not unacceptable due to age, type, category or quantity; and

       (vii) it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (B) which violates any of the covenants of any Borrower contained in this Agreement.

       “Environmental Laws” shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to any Company’s business or facilities owned or operated by any Company, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

       “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

       “Event of Default” shall have the meaning specified in Section 15 hereof.

       “Excess Availability” shall mean, as of any date of determination by Lender, the excess, if any, of the lesser of (i) the Maximum Revolving Loan Limit less the sum of the outstanding Revolving Loans and Letter of Credit Obligations and (ii) the Revolving Loan Limit less the sum of the outstanding Revolving Loans and Letter of Credit Obligations, in each case as of the close of business on such date and assuming, for purposes of calculation, that all accounts payable of any Company which remain unpaid more than sixty (60) days after the due dates thereof as the close of business on such date are treated as additional Revolving Loans outstanding on such date.

       “EXIM Loan Agreement” shall mean that certain Foreign Accounts Loan Agreement of even date herewith between US Borrower and Lender, as amended, modified or restated from time to time in accordance with this Agreement.

       “Fiscal Year” shall mean each twelve (12) month accounting period of Borrowers, which ends on December 31st of each year.

       “German Borrower Cross Collateralization Cap” shall have the meaning specified in subsection 18(a) hereof.

       “German Real Property Mortgage” shall mean a first ranking land mortgage without mortgage certificate (Buchgrundschuld) in favor of Lender over the German Borrower’s real property located at Im Gotthelf 8, D-65795 Hattersheim, Federal Republic of Germany together with a personal and in rem submission to immediate forced execution.

       “Hazardous Materials” shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

       “Indemnified Party” shall have the meaning specified in Section 19 hereof.

       “Interest Period” shall have the meaning specified in subsection 4(a)(ii) hereof.

       “IRB Indenture” shall mean that certain Trust Indenture dated October 1, 1997 between County of Dodge, Nebraska and IRB Trustee, as in effect on the date hereof.

       “IRB Lease Agreement” shall mean that certain Lease Agreement dated October 1, 1997 between County of Dodge, Nebraska and US Borrower, as in effect on the date hereof.

       “IRB Trustee” shall mean Norwest Bank Wisconsin, National Association.

       “LaSalle Bank” shall mean LaSalle Bank National Association, Chicago, Illinois.

       “Letter of Credit” shall mean any letter of credit, or letter of credit guaranty, in each case issued on behalf of US Borrower in accordance with Section 3 hereof.

       “Letter of Credit Obligations” shall mean, as of any date of determination, the sum of (i) the aggregate undrawn face amount of all Letters of Credit, and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Revolving Loans hereunder.

       “Liabilities” shall mean any and all obligations, liabilities and indebtedness of Borrowers to Lender or to any parent, affiliate or subsidiary of Lender of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.

       “LIBOR Rate” shall mean, with respect to any LIBOR Rate Loan for any Interest Period, a rate per annum equal to (a) the offered rate for deposits in Dollars for a period equal to such Interest Period as displayed in the Bloomberg Financial Markets system (or such other authoritative source as selected by Lender in its sole discretion) as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period divided by (b) a number equal to 1.0 minus the maximum reserve percentages (expressed as a decimal fraction) including, without limitation, basic supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by Lender by the Board of Governors of the Federal Reserve System. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in such reserve percentage.

       “LIBOR Rate Loans” shall mean the Loans bearing interest with reference to the LIBOR Rate.

       “Loans” shall mean all loans and advances made by Lender to or on behalf of any Borrower hereunder.

       “Lock Box” and “Lock Box Account” shall have the meanings specified in subsection 8(a) hereof.

       “Material Adverse Effect” shall mean a material adverse effect on (i) the business, property, assets, prospects, operations or condition, financial or otherwise, of (a) any Borrower or (b) the Companies, taken as a whole, (ii) the Collateral or Lender’s liens on the Collateral or the priority of such liens, or (iii) Lender’s rights and remedies under this Agreement and the Other Agreements.

       “Maximum Loan Limit” shall mean Twenty-One Million Four Hundred Fifty Thousand and No/100 Dollars ($21,450,000).

       “Maximum Revolving Loan Limit” shall have the meaning specified in subsection 2(a) hereof.

       “Nebraska IRBs” shall mean the County of Dodge, Nebraska Variable Rate Demand Industrial Development Revenue Bonds, Series 1997 (The Oilgear Company Project).

       “Non-US Companies” shall mean collectively, (i) German Borrower, (ii) Spanish Borrower, (iii) any other Subsidiary of US Borrower that has been formed or incorporated under the laws of any country other than the United States, and each of their predecessors.

       “Obligor” shall mean Borrowers and each other Person who is or shall become primarily or secondarily liable for any of the Liabilities.

       “Oilgear France” shall mean Oilgear Towler S.A., a French limited liability company.

       “Oilgear India” shall mean Oilgear Towler Polyhydron Pvt. Ltd., a private limited company organized in India.

       “Oilgear Italy” shall mean Oilgear Towler S.r.l., an Italian limited liability company.

       “Oilgear Taiwan” shall mean Oilgear Towler Taiwan Co. Ltd., a limited liability company organized in Taiwan.

       “Oilgear UK” shall mean Oilgear Towler Ltd., a limited liability company organized in the United Kingdom.

       “Original Term” shall have the meaning specified in Section 10 hereof.

       “Other Agreements” shall mean all agreements, instruments and documents, other than this Agreement, including, without limitation, the EXIM Loan Agreement, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of a Borrower, a Company, an Obligor or any other Person and delivered to Lender or to any parent, affiliate or subsidiary of Lender in connection with the Liabilities or the transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

       “Parent” shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of a Company and, if a Company is a partnership, the general partner of such Company.

       “PBGC” shall have the meaning specified in subsection 12(b)(v) hereof.

       “Permitted Liens” shall mean (i) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder; (ii) liens or security interests in favor of Lender, including without limitation the liens or security interests pursuant to the EXIM Loan Agreement; (iii) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on any Company’s ability to use such real property for its intended purpose in connection with such Company’s business; (iv) liens in connection with purchase money indebtedness and capitalized leases otherwise permitted pursuant to this Agreement, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such capitalized leases; (v) liens granted by Oilgear UK on substantially all of the assets of Oilgear UK to secure the Venture Debt; (vi) liens granted by Oilgear UK on its assets pursuant to the Barclays Debt Agreement to secure the Barclays Debt; (vii) liens set forth on Schedule 1 and any lien arising out of the refinancing, extension or renewal of any indebtedness secured by such liens set forth on Schedule 1; provided, that (A) such indebtedness is not secured by any additional assets, (B) the amount of such indebtedness is not increased and (C) such indebtedness is permitted under this Agreement; (viii) liens and prior claims securing the payment of taxes or other governmental charges not yet delinquent or being contested in good faith in accordance, so long as in each case Borrowers are in compliance with subsection 12(n) hereof with respect to such taxes and other governmental charges; (ix) deposits of money in an aggregate amount not to exceed Seventy-Five Thousand and No/100 Dollars ($75,000) to secure performance of bids, trade contracts, leases and statutory obligations, in each case provided in the ordinary course of business; (x) liens on the assets of any Non-US Company (other than on (A) the real property of Spanish Borrower located at Entidad Zicunaga, Apartado 14, Hernani (Guipuzcoa) Spain, (B) the real property of German Borrower located at Im Gotthelf 8, D-65795 Hattersheim, Federal Republic of Germany, (C) the real property of Oilgear Italy located at Via Artigianale, 23 25010, Montirone (Brescia), Italy, (D) the real property of Oilgear France located at Allee de Freres Montgolfier Parc d’Activities de Paris-Est-Croissy-Beauborg, France and (E) any other assets on which Lender has a lien), which have been granted in the ordinary course of such Non-US Company’s business solely to secure the guaranties permitted pursuant to subsection 13(a)(iii) hereof; (xi) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such liens attach only to Equipment, Fixtures and/or real estate; (xii) rights of setoff, banker’s lien and other similar rights arising solely by operation of law (or, with respect to German Borrower, general business conditions customary to banks in Germany) upon deposits of cash in favor of banks or other depository institutions; (xiii) subject to subsection 12(l) hereof, rights of the IRB Trustee, the holders of the Nebraska IRBs, and the issuer of the Nebraska IRBs under the IRB Indenture, the IRB Lease Agreement, that certain Building Improvement Lease Agreement dated as of October 1, 1997 between the US Borrower as lessor and the County of Dodge, Nebraska as lessee, and the instruments and agreements relating to the foregoing; and (xiv) liens on the cash collateral pursuant to that certain Cash Collateral and Security Agreement dated as of February 7, 2005 between the US Borrower and M&I Marshall & Ilsley Bank.

       “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

       “Plan” shall have the meaning specified in subsection 12(b)(v) hereof.

       “Prime Rate” shall mean LaSalle Bank’s publicly announced prime rate (which is not intended to be LaSalle Bank’s lowest or most favorable rate in effect at any time) in effect from time to time.

       “Prime Rate Loans” shall mean the Loans bearing interest with reference to the Prime Rate.

       “Related Agreements” shall mean (i) the EXIM Loan Agreement, (ii) the Barclays Debt Agreement, and (iii) the Venture Debt Agreement.

       “Related Transactions” shall mean the transactions contemplated by the Related Agreements.

       “Relocation Expenses” shall have the meaning specified in subsection 2(f)(vi)(A)(IV).

       “Renewal Term” shall have the meaning specified in Section 10 hereof.

       “Revolving Loan Limit” shall have the meaning specified in subsection 2(a) hereof.

       “Revolving Loans” shall have the meaning specified in subsection 2(a) hereof.

       “Spanish Borrower Cap” shall have the meaning specified in subsection 18(a) hereof.

       “Spanish Real Property Mortgage” shall collectively mean the mortgage deed (Term Loan D), the mortgage deed (Term Loan C) and the mortgage deed (US Loans).

       “Subsidiary” shall mean any corporation or other entity of which more than fifty percent (50%) of the outstanding capital stock or other equity interest having ordinary voting power to elect a majority of the board of directors (or equivalent body) of such corporation or other entity (irrespective of whether at the time stock/equity of any other class of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by a Company, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by a Company or any partnership of which a Company is a general partner.

       “Tangible Net Worth” shall have the meaning specified in subsection 14(a) hereof.

       “Tax” shall mean, in relation to any LIBOR Rate Loans and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by Lender and/or to be withheld or deducted from any payment otherwise required hereby to be made by a Borrower to Lender; provided, that the term “Tax” shall not include any taxes imposed upon the net income of Lender.

       “Term Loan A” shall have the meaning specified in subsection 2(b) hereof.

       “Term Loan B” shall have the meaning specified in subsection 2(c) hereof.

       “Term Loan C” shall have the meaning specified in subsection 2(d) hereof.

       “Term Loan D” shall have the meaning specified in subsection 2(e) hereof.

       “Term Loans” shall mean, collectively, Term Loan A, Term Loan B, Term Loan C and Term Loan D.

       “US Companies” shall mean collectively, US Borrower and its Subsidiaries that have been formed or incorporated under the laws of the United States, and each of their predecessors.

       “US Loans” shall mean collectively, the Revolving Loans, Term Loan A, Term Loan B and the loans made to US Borrower pursuant to the EXIM Loan Agreement.

       “Venture” shall mean Venture Finance PLC, a public limited company organized in the United Kingdom.

       “Venture Debt” shall mean the indebtedness of Oilgear UK owing pursuant to the Venture Debt Agreements.

       “Venture Debt Agreements” shall mean, collectively, (i) that certain Agreement for the Purchase of Debts between Venture and Oilgear UK, (ii) that certain Stock Loan Agreement between Venture and Oilgear UK and (iii) that certain Plant & Machinery Loan Agreement between Venture and Oilgear UK, each as in effect as of February 7, 2005 and as amended or modified from time to time in accordance with this Agreement.

       “Volvo” shall mean Volvo Construction Equipment Customer Support AB

       2. LOANS.

       (a) Revolving Loans.

       Subject to the terms and conditions of this Agreement and the Other Agreements, including without limitation Section 17 hereof, during the Original Term and any Renewal Term, Lender agrees to make revolving loans and advances to US Borrower (the “Revolving Loans”) in an amount up to the sum of the following sublimits (the “Revolving Loan Limit”):

       (i) Up to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of US Borrower’s business) of US Borrower’s Eligible Accounts; provided that such advance rate shall be reduced by one (1) percentage point for each whole or partial percentage point by which Dilution (as determined by Lender in good faith based on the results of the most recent twelve (12) month period for which Lender has conducted a field audit of US Borrower) exceeds five percent (5%); plus

       (ii) Up to fifty percent (50%) of the lower of cost or market value (as determined according to generally accepted accounting principles) of US Borrower’s Eligible Inventory or Four Million and No/100 Dollars ($4,000,000), whichever is less; plus

       (iii) Up to fifty percent (50%) against the face amount of commercial Letters of Credit issued or guaranteed by Lender on behalf of US Borrower for the purpose of purchasing Eligible Inventory; provided, that such commercial Letters of Credit are in form and substance satisfactory to Lender for this purpose; minus

       (iv) such reserves as Lender elects, in its sole discretion to establish from time to time (including without limitation reserves pertaining to contributions to the Companies’ pension plans and pertaining to the issuance hereunder on the date hereof of a certain Euro denominated Letter of Credit; it being understood that Lender has no obligation to fund any Loans, or issue any Letters of Credit, in any currency other than Dollars);

provided, that (x) the sum of the advances to US Borrower with respect to clauses (ii) and (iii) above shall at no time exceed Four Million and No/100 Dollars ($4,000,000) and (y) the Revolving Loan Limit shall in no event exceed Twelve Million and No/100 Dollars ($12,000,000) (the “Maximum Revolving Loan Limit”).

       The aggregate unpaid balance of the Revolving Loans plus Letter of Credit Obligations shall not at any time exceed the lesser of the (i) Revolving Loan Limit and (ii) the Maximum Revolving Loan Limit. If at any time the outstanding Revolving Loans plus Letter of Credit Obligations exceeds either the Revolving Loan Limit or the Maximum Revolving Loan Limit, or any portion of the Revolving Loans and Letter of Credit Obligations exceeds any applicable sublimit within the Revolving Loan Limit, US Borrower shall immediately, and without the necessity of demand by Lender, pay to Lender such amount as may be necessary to eliminate such excess and Lender shall apply such payment to the Revolving Loans and/or Letter of Credit Obligations in such order as Lender shall determine in its sole discretion.

       US Borrower hereby authorizes Lender, in its sole discretion, to charge any of US Borrower’s accounts or advance Revolving Loans to make any payments of principal, interest, fees, costs or expenses required to be made under this Agreement or the Other Agreements.

       A request for a Revolving Loan shall be made or shall be deemed to be made, each in the following manner: US Borrower shall give Lender same day notice, no later than 1:00 P.M. (Chicago time) for such day, of its request for a Revolving Loan as a Prime Rate Loan, and at least three (3) Business Days prior notice of its request for a Revolving Loan as a LIBOR Rate Loan, in which notice US Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists an Event of Default or an event which, with the passage of time or giving of notice, will become an Event of Default. In the event that US Borrower maintains a controlled disbursement account at LaSalle Bank, each check presented for payment against such controlled disbursement account and any other charge or request for payment against such controlled disbursement account shall constitute a request for a Revolving Loan as a Prime Rate Loan. As an accommodation to US Borrower, Lender may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to Lender by US Borrower. Unless US Borrower specifically directs Lender in writing not to accept or act upon telephonic or electronic communications from US Borrower, Lender shall have no liability to US Borrower for any loss or damage suffered by US Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Lender by US Borrower and Lender shall have no duty to verify the origin of any such communication or the authority of the Person sending it.

       US Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolving Loan requested by US Borrower, or deemed to be requested by US Borrower, as follows: the proceeds of each Revolving Loan requested (or deemed requested) under Section 2(a) shall be disbursed by Lender in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from US Borrower, and in the case of each subsequent borrowing, by wire transfer or Automated Clearing House (ACH) transfer to such bank account as may be agreed upon by US Borrower and Lender from time to time, or elsewhere if pursuant to a written direction from US Borrower.

       (b) Term Loan A.

       Subject to the terms and conditions of this Agreement and the Other Agreements, including without limitation Section 17 hereof, on the date that the conditions to the initial Loans are satisfied, Lender shall make a term loan to US Borrower in an amount equal to Two Million and Fifty Thousand and No/100 Dollars ($2,050,000) (the “Term Loan A”). Amounts repaid with respect to Term Loan A may not be reborrowed.

       (c) Term Loan B.

       Subject to the terms and conditions of this Agreement and the Other Agreements, including without limitation Section 17 hereof, on the date that the conditions to the initial Loans are satisfied, Lender shall make a term loan to US Borrower in an amount equal to Four Million Seven Hundred Thousand and No/100 Dollars ($4,700,000) (the “Term Loan B”). Amounts repaid with respect to Term Loan B may not be reborrowed.

       (d) Term Loan C.

       Subject to the terms and conditions of this Agreement and the Other Agreements, including without limitation Section 17 hereof, on the date that the conditions to the initial Loans are satisfied, Lender shall make a term loan to German Borrower in an amount equal to Eight Hundred Forty Thousand and No/100 Dollars ($840,000) (the “Term Loan C”). Amounts repaid with respect to Term Loan C may not be reborrowed.

       (e) Term Loan D.

       Subject to the terms and conditions of this Agreement and the Other Agreements, including without limitation Section 17 hereof, on the date that the conditions to the initial Loans are satisfied, Lender shall make a term loan to Spanish Borrower in an amount equal to One Million Eight Hundred Sixty Thousand and No/100 Dollars ($1,860,000) (the “Term Loan D”). Amounts repaid with respect to Term Loan D may not be reborrowed.

       (f) Repayments.

       The Liabilities shall be repaid as follows:

       (i) Repayment of Revolving Loans. The Revolving Loans and all other Liabilities (other than the Term Loans) shall be repaid by US Borrower on the last day of the Original Term or any Renewal Term if this Agreement is renewed pursuant to Section 10 hereof.

       (ii) Repayment of Term Loan A. The Term Loan A shall be repaid by US Borrower in sixty (60) equal monthly installments of Thirty-Four Thousand One Hundred Sixty-Six and 66/100 Dollars ($34,166.66) payable on the first day of each month after the date hereof; provided, that any remaining outstanding principal balance of the Term Loan A shall be repaid at the end of the Original Term or any Renewal Term if this Agreement is renewed pursuant to Section 10 hereof. If any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

       (iii) Repayment of Term Loan B. Term Loan B shall be repaid by US Borrower in one hundred and twenty (120) equal monthly installments of Thirty-Nine Thousand One Hundred Sixty-Six and 66/100 Dollars ($39,166.66) payable on the first day of each month after the date hereof; provided, that any remaining outstanding principal balance of Term Loan B shall be repaid at the end of the Original Term or any Renewal Term if this Agreement is renewed pursuant to Section 10 hereof. If any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

       (iv) Repayment of Term Loan C. Term Loan C shall be repaid by German Borrower in one hundred and twenty (120) equal monthly installments of Seven Thousand and No/100 Dollars ($7,000.00) payable on the first day of each month after the date hereof; provided, that any remaining outstanding principal balance of Term Loan C shall be repaid at the end of the Original Term or any Renewal Term if this Agreement is renewed pursuant to Section 10 hereof. If any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

       (v) Repayment of Term Loan D. Term Loan D shall be repaid by Spanish Borrower in one hundred and twenty (120) equal monthly installments of Fifteen Thousand Five Hundred and No/100 Dollars ($15,500.00) payable on the first day of each month after the date hereof; provided, that any remaining outstanding principal balance of Term Loan D shall be repaid at the end of the Original Term or any Renewal Term if this Agreement is renewed pursuant to Section 10 hereof. If any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

       (vi) Mandatory Prepayments of the Term Loans.

       (A) Sales of Assets. Upon receipt of the proceeds of the sale or other disposition of

     (I) any Equipment (other than sales of Equipment in which the net proceeds, either individually or in the aggregate, are less than Five Thousand and No/100 Dollars ($5,000)) of any US Company, or if any Equipment of any US Company is damaged, destroyed or taken by condemnation in whole or in part, US Borrower shall cause the proceeds thereof to be paid to Lender as a mandatory prepayment of the Liabilities, which such prepayment shall be applied (x) first to Term Loan A against the remaining installments of principal thereof in the inverse order of their maturities until Term Loan A is repaid in full, (y) second pro-rata to each of Term Loan B, Term Loan C and Term Loan D against the remaining installments of principal thereof in the inverse order of their maturities until each of the Term Loan B, Term Loan C and Term Loan D is repaid in full, and (z) then against the other Liabilities, as determined by Lender, in its sole discretion;

     (II) any Equipment of any Non-US Company, or if any Equipment of any Non-US Company is damaged, destroyed or taken by condemnation in whole or in part, US Borrower shall cause the proceeds thereof (other than proceeds pertaining to Equipment of Oilgear UK to the extent such Equipment secures the Venture Debt and such proceeds are required to repay the Venture Debt in accordance with the Venture Debt Documents) to be paid to Lender as a mandatory prepayment of the Liabilities, which such prepayment shall be applied (x) first pro-rata to each of the Term Loans against the remaining installments of principal thereof in the inverse order of their maturities until each of the Term Loans is repaid in full, and (y) then against the other Liabilities, as determined by Lender, in its sole discretion;

     (III) any real property of any US Company, or if any real property of any US Company is damaged, destroyed or taken by condemnation in whole or in part, US Borrower shall cause the proceeds thereof to be paid to Lender as a mandatory prepayment of the Liabilities, which such prepayment shall be applied (x) first to Term Loan B against the remaining installments of principal thereof in the inverse order of their maturities until Term Loan B is repaid in full, (y) second pro-rata to each of Term Loan A, Term Loan C and Term Loan D against the remaining installments of principal thereof in the inverse order of their maturities until each of the Term Loan A, Term Loan C and Term Loan D is repaid in full, and (z) then against the other Liabilities, as determined by Lender, in its sole discretion; and

     (IV) any real property of any Non-US Company, or if any real property of any Non-US Company is damaged, destroyed or taken by condemnation in whole or in part, US Borrower shall cause the proceeds thereof (other than (i) proceeds pertaining to real property of Oilgear UK to the extent such real property secures the Barclays Debt and such proceeds are required to repay the Barclays Debt in accordance with the Barclays Debt Documents and (ii) up to Seven Hundred Fifty Thousand and No/100 Dollars ($750,000) to the extent such amount is necessary to pay relocation costs incurred by Oilgear UK with respect to Oilgear UK’s relocation from its facility located in Leeds, England (the “Relocation Expenses”)) to be paid to Lender as a mandatory prepayment of the Liabilities, which such prepayment shall be applied (x) first pro-rata to each of Term Loan C and Term Loan D (or just to Term Loan C with respect to real property of German Borrower, or just to Term Loan D with respect to real property of Spanish Borrower) against the remaining installments of principal thereof in the inverse order of their maturities until such Term Loan(s) is repaid in full, (y) second pro-rata to each of the other Term Loans against the remaining installments of principal thereof in the inverse order of their maturities until each of the other Term Loans is repaid in full, and (z) then against the other Liabilities, as determined by Lender, in its sole discretion.

       (B) Excess Cash Flow. Ten (10) days after receipt of Borrowers’ financial statements for each fiscal quarter of Borrowers commencing with Borrowers’ fiscal quarter ended March 31, 2005, Borrowers shall make a mandatory prepayment of the Loans in an amount equal to fifteen percent (15%) of “Excess Cash Flow” (as described below) for the fiscal quarter just ended. Such payment shall be first applied (x) first pro-rata to each of the Term Loans against the remaining installments of principal thereof in the inverse order of their maturities until each of the Term Loans is repaid in full, and (y) then against the other Liabilities, as determined by Lender, in its sole discretion. For purposes hereof, “Excess Cash Flow” shall mean for each of Borrowers’ fiscal quarters, EBITDA of the Companies for such period, minus the Companies’ taxes during such period, minus non-PIK interest payable during such period, minus actual principal payments made with respect to long term debt (resulting in permanent reduction of such debt) during such period (other than payments with respect to Revolving Loans and payments of the Barclays Debt from proceeds of the sale of Oilgear UK’s real estate), minus Relocation Expenses paid in cash during such period that have not been deducted in determining Net Income for such period, minus all unfinanced Capital Expenditures by the Companies during such period, all on a consolidated basis; provided, however, that (i) if the pension expense deducted from net income of the Companies for such period is less than the amount actually contributed by the Companies in cash to such Companies’ pensions during such period, the amount of the required prepayment of Excess Cash Flow pursuant to this clause (B) for such period shall be decreased by the amount of such deficiency and (ii) if the pension expense deducted from net income of the Companies in cash to such Companies’ pensions for such period is greater than the amount actually contributed by the Companies during such period, the amount of the required prepayment of Excess Cash Flow pursuant to this clause (B) for such period shall be increased by the amount of such excess.

       (C) German/Spanish Real Estate. If for any reason whatsoever (including without limitation as a result of currency fluctuations), Lender determines at any time that the outstanding principal amount of (i) Term Loan C at any time exceeds sixty percent (60%) of the fair market appraised value of the German Borrower’s owned real property located at Im Gotthelf 8, D-65795 Hattersheim, Federal Republic of Germany or (ii) Term Loan D at any time exceeds sixty percent (60%) of the fair market appraised value of the real property of the Spanish Borrower’s owned real property located at Entidad Zicunaga, Apartado 14, Hernani (Guipuzcoa) Spain, then LaSalle may require German Borrower (in the case of clause (i) above) or

Spanish Borrower (in the case of clause (ii) above) to promptly make a prepayment of Term Loan C or Term Loan D, as applicable, against the remaining installments of principal thereof in the inverse order of its maturity until such excess has been eliminated.

       (g) Notes.

       The Loans shall, in Lender’s sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to Lender. However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Lender.

       (h) Currency.

       All Loans shall be made and repaid in Dollars.

       (i) Payments Free and Clear.

       Subject to the terms hereof, any and all payments by any Company under this Agreement or any Other Agreement shall be made free and clear of and without deduction for any and all present or future tax, levy, impost, duty, deduction, withholding, any other similar charges and any and all liabilities (including without limitation, fines, penalties, interest and expenses) in lieu thereof or for non-collection on or in respect thereof (collectively, “Withholding Taxes”). If either (i) any Company is required by law (after giving effect to any applicable exemption available pursuant to applicable law) to deduct any Withholding Taxes from or in respect of any sum payable hereunder or under any Other Agreement to Lender or (ii) Lender shall be subject to any of the foregoing in respect of any sum payable hereunder (after giving effect to any applicable exemption available pursuant to applicable law), such Company shall (x) forthwith pay to Lender a supplemental payment on an After-Tax Basis, after making any or all required deductions, so that Lender shall receive an amount equal to the sum it would have received had no such deductions by such Company been made, and had no such payments been required by Lender, and (y) make such deductions and pay the full amount deducted to the relevant taxing authority in accordance with applicable law. In addition, Borrowers agree to pay on an After-Tax Basis any present or future stamp or documentary taxes, any excise or property taxes, or other charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Other Agreement. “After-Tax Basis” means, in the case of any amount paid or payable to Lender, a basis such that any payment received or deemed to have been received shall be forthwith supplemented by a further supplemental payment to Lender so that after taking into account all federal, state, provincial, foreign or local income taxes (other than taxes imposed upon the net income of Lender), Lender receives an amount equal to the original payment received or deemed to have been received. In the event that a valid exemption from Withholding Taxes is available to a Company under applicable law, upon the reasonable request from such Company to the Lender, the Lender shall cooperate with such Company in executing and delivering applicable documents (to the extent such documents are in form and substance acceptable to Lender in its sole discretion) required to evidence that such exemption is available.

       3. LETTERS OF CREDIT.

       (a) General Terms.

       Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term or any Renewal Term, Lender may, in its sole discretion, from time to time cause to be issued and co-sign for or otherwise guarantee, upon US Borrower’s request, commercial and/or standby Letters of Credit; provided, that (i) the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed Ten Million and No/100 Dollars ($10,000,000) and (ii) the aggregate unpaid principal balance of the Revolving Loans plus the Letter of Credit Obligations shall not at any time exceed the lesser of the (x) Revolving Loan Limit and (y) the Maximum Revolving Loan Limit. Payments made by the issuer of a Letter of Credit to any Person on account of any Letter of Credit shall be immediately payable by US Borrower without notice, presentment or demand and US Borrower agrees that each payment made by the issuer of a Letter of Credit in respect of a Letter of Credit issued on behalf of US Borrower shall constitute a request by US Borrower for a Revolving Loan to reimburse such issuer. In the event such Revolving Loan is not advanced by Lender for any reason, such reimbursement obligations (whether owing to the issuer of the Letter of Credit or Lender if Lender is not the issuer) shall become part of the Liabilities hereunder and shall bear interest at the rate then applicable to Revolving Loans constituting Prime Rate Loans until repaid. US Borrower shall remit to Lender a Letter of Credit fee equal to two and one-half percent (2.50%) per annum on the aggregate undrawn face amount of all Letters of Credit outstanding, which fee shall be payable monthly in arrears on the first Business Day of each month. US Borrower shall also pay on demand the normal and customary administrative charges of the issuer of the Letter of Credit for issuance, amendment, negotiation, renewal or extension of any Letter of Credit.

       (b) Requests for Letters of Credit.

       US Borrower shall make requests for Letters of Credit in writing at least ten (10) Business Days prior to the date such Letter of Credit is to be issued. Each such request shall specify the date such Letter of Credit is to be issued, the amount thereof, the name and address of the beneficiary thereof and a description of the transaction to be supported thereby. Any such notice shall be accompanied by the form of Letter of Credit requested and any application or reimbursement agreement required by the issuer of such Letter of Credit. If any term of such application or reimbursement agreement is inconsistent with this Agreement, then the provisions of this Agreement shall control to the extent of such inconsistency.

       (c) Obligations Absolute.

       US Borrower shall be obligated to reimburse the issuer of any Letter of Credit, or Lender if Lender has reimbursed such issuer on US Borrower’s behalf, for any payments made in respect of any Letter of Credit, which obligation shall be unconditional and irrevocable and shall be paid regardless of: (i) any lack of validity or enforceability of any Letter of Credit, (ii) any amendment or waiver of or consent or departure from all or any provisions of any Letter of Credit, this Agreement or any Other Agreement, (iii) the existence of any claim, set off, defense or other right which US Borrower or any other Person may have against any beneficiary of any Letter of Credit, Lender or the issuer of the Letter of Credit, (iv) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (v) any payment under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, and (vi) any other act or omission to act or delay of any kind of the issuer of such Letter of Credit, the Lender or any other Person or any other event or circumstance that might otherwise constitute a legal or equitable discharge of US Borrower’s obligations hereunder. It is understood and agreed by US Borrower that the issuer of any Letter of Credit may accept documents that appear on their face to be in order without further investigation or inquiry, regardless of any notice or information to the contrary.

       (d) Expiration Dates of Letters of Credit.

       The expiration date of each Letter of Credit shall be no later than the earlier of (i) one (1) year from the date of issuance and (ii) the thirtieth (30th) day prior to the end of the Original Term or any Renewal Term. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as the issuer thereof has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends past the thirtieth (30th) day prior to the end of the Original Term or any Renewal Term.

       4. INTEREST, FEES AND CHARGES.

       (a) Interest Rate.

       Subject to the terms and conditions set forth below, the Loans shall bear interest at the per annum rate of interest set forth in subsection (i), (ii) or (iii) below:

       (i) One-half of one percent (0.50%) per annum in excess of the Prime Rate in effect from time to time with respect to Revolving Loans, and one percent (1.00%) per annum in excess of the Prime Rate in effect from time to time with respect to Term Loans and all other Liabilities other than Revolving Loans, in each case, payable on the first Business Day of each month in arrears. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate.

       (ii) Three hundred and fifty (350) basis points in excess of the LIBOR Rate for the applicable Interest Period with respect to Revolving Loans and four hundred (400) basis points with respect to the Term Loans, in each case, such rates to remain fixed for such Interest Period. “Interest Period” shall mean any continuous period of one (1), two (2) or three (3) months, as selected from time to time by the Borrower requesting such LIBOR Rate Loan by irrevocable notice (in writing, by telecopy, telex, electronic mail, or cable) given to Lender not less than three (3) Business Days prior to the first day of each respective Interest Period; provided, that: (A) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (B) the final Interest Period shall be such that its expiration occurs on or before the end of the Original Term or any Renewal Term; and (C) if for any reason a Borrower shall fail to timely select a period, then such Loans shall continue as, or revert to, Prime Rate Loans. Interest shall be payable on the first Business Day of each month in arrears and on the last Business Day of such Interest Period.

       (iii) Upon the occurrence of an Event of Default, the Loans shall bear interest at the rate of two percentage points (2.0) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand. All interest shall be calculated on the basis of a 360-day year.

       (b) Other LIBOR Provisions.

       (i) Subject to the provisions of this Agreement, each Borrower shall have the option (A) as of any date, to convert all or any part of the Prime Rate Loans to, or request that new Loans be made as, LIBOR Rate Loans of various Interest Periods, (B) as of the last day of any Interest Period, to continue all or any portion of the relevant LIBOR Rate Loans as LIBOR Rate Loans; (C) as of the last day of any Interest Period, to convert all or any portion of the LIBOR Rate Loans to Prime Rate Loans; and (D) at any time, to request new Loans as Prime Rate Loans; provided, that Loans may not be made as, continued as or converted to LIBOR Rate Loans, if the making, continuation or conversion thereof would violate the provisions of subsections 4(b)(ii) or 4(b)(iii) of this Agreement or if an Event of Default has occurred.

       (ii) Lender’s determination of the LIBOR Rate as provided above shall be conclusive, absent manifest error. Furthermore, if Lender determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that (A) U.S. Dollar deposits of sufficient amount and maturity for funding the Loans are not available to Lender in the London Interbank Eurodollar market in the ordinary course of business, or (B) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Loans requested by a Borrower to be LIBOR Rate Loans or the Loans bearing interest at the rates set forth in subsection 4(a)(ii) of this Agreement shall not represent the effective pricing to Lender for U.S. Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), Lender shall promptly notify such Borrower and (1) all existing LIBOR Rate Loans shall convert to Prime Rate Loans upon the end of the applicable Interest Period, and (2) no additional LIBOR Rate Loans shall be made until such circumstances are cured.

       (iii) If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending offices (a “Regulatory Change”), shall, in the opinion of counsel to Lender, make it unlawful for Lender to make or maintain LIBOR Rate Loans, then Lender shall promptly notify the requesting Borrower and (A) the LIBOR Rate Loans shall immediately convert to Prime Rate Loans on the last Business Day of the then existing Interest Period or on such earlier date as required by law and (B) no additional LIBOR Rate Loans shall be made until such circumstance is cured.

       (iv) If, for any reason, a LIBOR Rate Loan is paid prior to the last Business Day of any Interest Period or if a LIBOR Rate Loan does not occur on a date specified by the requesting Borrower in its request (other than as a result of a default by Lender), each Borrower agrees to indemnify Lender against any loss (including any loss on redeployment of the deposits or other funds acquired by Lender to fund or maintain such LIBOR Rate Loan) cost or expense incurred by Lender as a result of such prepayment.

       (v) If any Regulatory Change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Lender; (B) subject Lender or the LIBOR Rate Loans to any Tax or change the basis of taxation of payments to Lender of principal or interest due from a Borrower to Lender hereunder (other than a change in the taxation of the overall net income of Lender); or (C) impose on Lender any other condition regarding the LIBOR Rate Loans or Lender’s funding thereof, and Lender shall determine (which determination shall be conclusive, absent any manifest error) that the result of the foregoing is to increase the cost to Lender of making or maintaining the LIBOR Rate Loans or to reduce the amount of principal or interest received by Lender hereunder, then Borrowers shall pay to Lender, on demand, such additional amounts as Lender shall, from time to time, determine are sufficient to compensate and indemnify Lender from such increased cost or reduced amount.

       (vi) Lender shall receive payments of amounts of principal of and interest with respect to the LIBOR Rate Loans free and clear of, and without deduction for, any Taxes. If (A) Lender shall be subject to any Tax in respect of any LIBOR Rate Loans or any part thereof or, (B) Borrowers shall be required to withhold or deduct any Tax from any such amount, the LIBOR Rate applicable to such LIBOR Rate Loans shall be adjusted by Lender to reflect all additional costs incurred by Lender in connection with the payment by Lender or the withholding by a Borrower of such Tax and Borrowers shall provide Lender with a statement detailing the amount of any such Tax actually paid by Borrowers. Determination by Lender of the amount of such costs shall be conclusive, absent manifest error. If after any such adjustment any part of any Tax paid by Lender is subsequently recovered by Lender, Lender shall reimburse Borrowers to the extent of the amount so recovered. A certificate of an officer of Lender setting forth the amount of such recovery and the basis therefor in reasonable detail shall be conclusive, absent manifest error.

       (vii) Each request for LIBOR Rate Loans shall be in an amount not less than Five Hundred Thousand and No/100 Dollars ($500,000), and in integral multiples of, One Hundred Thousand and No/100 Dollars ($100,000).

       (viii) Unless otherwise specified by a Borrower, all Loans shall be Prime Rate Loans.

       (ix) No more than three (3) Interest Periods may be in effect with respect to outstanding LIBOR Rate Loans at any one time.

       (c) Fees And Charges.

       (i) Closing Fees: US Borrower shall pay to Lender a closing fee of (a) One Hundred Nine Thousand Two Hundred Sixty-Five and No/100 Dollars ($109,265) in the event that (x) US Borrower has Excess Availability (inclusive of the “Excess Availability” under the EXIM Loan Agreement) of not less than Two Million and No/100 Dollars ($2,000,000) and (y) the Companies collectively have Excess Availability (inclusive of the “Excess Availability” under the EXIM Loan Agreement) plus access to immediately available funds from sources other the Lender of not less than Four Million and No/100 Dollars ($4,000,000) (the Excess Availability thresholds described in clauses (x) and (y) are collectively referred to herein as “Target Excess Availability”) or (b) One Hundred Twenty-Two Thousand Three Hundred Seventy-Six and 80/100 Dollars ($122,376.80) in the event US Borrower and the Companies do not attain Target Excess Availability; German Borrower shall pay to Lender a closing fee of (c) Four Thousand Eight Hundred Ninety-Five and No/100 Dollars ($4,895) in the event that US Borrower and the Companies attain Target Excess Availability or (d) Five Thousand Four Hundred Eighty-Two and 40/100 Dollars ($5,482.40) in the event that US Borrower and the Companies do not attain Target Excess Availability; and Spanish Borrower shall pay to Lender a closing fee of (e) Ten Thousand Eight Hundred Forty and No/100 Dollars ($10,840) in the event that US Borrower and the Companies attain Target Excess Availability or (f) Twelve Thousand One Hundred Forty and 80/100 Dollars ($12,140.80) in the event that US Borrower and the Companies do not attain Target Excess Availability, which fees shall be fully earned and payable on the date of disbursement of the initial Loans hereunder.

       (ii) Unused Line Fee: US Borrower shall pay to Lender an unused line fee of three-eighths of one percent (.375%) of the difference between the Maximum Revolving Loan Limit and the average daily balance of the Revolving Loans plus the Letter of Credit Obligations for each month, which fee shall be fully earned by Lender and payable monthly in arrears on the first Business Day of each month during the Original Term and any Renewal Term. Said fee shall be calculated on the basis of a 360 day year.

       (iii) Administrative Fees: US Borrower shall pay to Lender an administrative fee of Six Thousand Five Hundred Fifty-Six and No/100 Dollars ($6,556) per quarter, German Borrower shall pay to Lender an administrative fee of Two Hundred Ninety-Four and No/100 Dollars ($294) per quarter and Spanish Borrower shall pay to Lender an administrative fee of Six Hundred Fifty and No/100 Dollars ($650) per quarter, which fees shall be fully earned and payable in arrears on the first Business Day of each quarter (commencing with March 31, 2005) during the Original Term and any Renewal Term.

       (iv) Costs and Expenses: Borrowers shall reimburse Lender for all costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees (whether for internal or outside counsel), incurred by Lender in connection with the (A) documentation and consummation of this transaction and any other transactions between Borrowers and Lender, including, without limitation, Uniform Commercial Code and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs; (B) collection, protection or enforcement of any rights in or to the Collateral; (C) collection of any Liabilities; and (D) administration and enforcement of any of Lender’s rights under this Agreement or any Other Agreement. Borrowers shall also pay all normal service charges with respect to all accounts maintained by each Company with Lender and LaSalle Bank and any additional services requested by a Company from Lender and LaSalle Bank. All such costs, expenses and charges shall, if owed to LaSalle Bank, be reimbursed by Lender and in such event or in the event such costs and expenses are owed to Lender, shall constitute Liabilities hereunder, shall be payable by Borrowers to Lender on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

       (v) Capital Adequacy Charge. If Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by a material amount, then from time to time, after submission by Lender to Borrowers of a written demand therefor

(“Capital Adequacy Demand”) together with the certificate described below, Borrowers shall pay to Lender such additional amount or amounts (“Capital Adequacy Charge”) as will compensate Lender for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination. A certificate of Lender claiming entitlement to payment as set forth herein shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to Lender, and the method by which such amount was determined. In determining such amount, Lender may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

       (d) Maximum Interest.

       It is the intent of the parties that the rate of interest and other charges to each Borrower under this Agreement and the Other Agreements shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Lender may lawfully charge such Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to such Borrower.

       5. COLLATERAL.

       (a) Grant of Security Interest to Lender.

       (i) US Borrower Collateral. As security for the payment of all Loans (including without limitation the Revolving Loans and the Term Loans) now or in the future made by Lender to any Borrower hereunder and for the payment or other satisfaction of all other Liabilities, US Borrower hereby assigns to Lender and grants to Lender a continuing security interest in the following property of US Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (A) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by US Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, US Borrower; (B) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, owned software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification); (C) all Inventory (whether or not Eligible Inventory); (D) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures; (E) all Investment Property; (F) all Deposit Accounts, bank accounts, deposits and cash; (G) all Letter-of-Credit Rights; (H) Commercial Tort Claims listed on Exhibit C hereto; (I) any other property of US Borrower now or hereafter in the possession, custody or control of Lender or any agent or any parent, affiliate or subsidiary of Lender or any participant with Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise) and (J) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of US Borrower’s books and records relating to any of the foregoing and to US Borrower’s business.

       (ii) German Borrower Collateral. As security for the payment of all Loans (including without limitation the Revolving Loans and the Term Loans; but subject to the German Borrower Cross Collateralization Cap with respect to the US Loans) now or in the future made by Lender to any Borrower hereunder and for the payment or other satisfaction of all other Liabilities, German Borrower assigns to Lender and grants to Lender a continuing security interest in all collateral described in the German Real Property Mortgage.

       (iii) Spanish Borrower Collateral. As security for the payment of all Loans (including without limitation the Revolving Loans and the Term Loans; but subject to the Spanish Borrower Cap) now or in the future made by Lender to any Borrower hereunder and for the payment or other satisfaction of all other Liabilities, Spanish Borrower assigns to Lender and grants to Lender a continuing security interest in all collateral described in the Spanish Real Property Mortgage.

       (b) Other Security.

       Lender, in its sole discretion, without waiving or releasing any obligation, liability or duty of any Company under this Agreement or the Other Agreements or any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral. All sums paid by Lender in respect thereof and all costs, fees and expenses including, without limitation, reasonable attorney fees, all court costs and all other charges relating thereto incurred by Lender shall constitute Liabilities, payable by Borrowers to Lender on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

       (c) Possessory Collateral.

       Immediately upon receipt by any Borrower or any other Company of any portion of the Collateral evidenced by an Instrument or Document, including, without limitation, any Tangible Chattel Paper and any Investment Property consisting of certificated securities, Borrowers shall, or shall cause the applicable Company to, deliver the original thereof to Lender together with an appropriate endorsement or other specific evidence of assignment thereof to Lender (in form and substance acceptable to Lender). If an endorsement or assignment of any such items shall not be made for any reason, Lender is hereby irrevocably authorized, as such Borrower’s or other Company’s, as applicable, attorney and agent-in-fact, to endorse or assign the same on such Person’s behalf.

       (d) Electronic Chattel Paper.

       To the extent that any US Borrower or any other Company that has granted a lien in favor of Lender on its Accounts or Chattel Paper obtains or maintains any Electronic Chattel Paper, US Borrower shall, and shall cause such other Company to, create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Lender as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Lender or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Lender, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

       6. PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN/LENDER’S RIGHT TO REQUIRE ADDITIONAL COLLATERAL.

       Each Borrower shall, and US Borrower shall cause each other Company to, at Lender’s request, at any time and from time to time, promptly authenticate, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Lender) and do such other acts and things or cause third parties to do such other acts and things as Lender may deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral (including the Additional Collateral) in favor of Lender (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities (subject to the German Borrower Cross Collateralization Cap with respect to Collateral granted by German Borrower, the Spanish Borrower Cap with respect to Collateral granted by Spanish Borrower and similar caps with respect to Collateral granted by other Non-US Companies), and in order to facilitate the collection of the Collateral. Each Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Borrower’s true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Lender’s security interest in the Collateral. Each Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement, each Borrower further ratifies and confirms the prior filing by Lender of any and all financing statements which identify such Borrower as debtor, Lender as secured party and any or all Collateral as collateral. In the event that Lender reasonably (provided such “reasonable” qualification shall not apply during the existence of an Event of Default) requests, each of German Borrower and Spanish Borrower will, and Borrowers will cause each other Non-US Company to, promptly guaranty the Liabilities and grant to Lender a valid, attached and perfected security interest, in form and substance satisfactory to Lender, in all of their respective real and personal property, whether now or hereafter existing and wherever located, to secure the Liabilities, in each case to the extent German Borrower, Spanish Borrower or such other Non-US Company has not already done so (the “Additional Collateral”); provided, so long as no Event of Default is in existence, such additional guaranties or the pledging of such Additional Collateral shall only be required under this Section 6 to the extent they do not result in material tax liabilities to the US Borrower under Section 956 of the Internal Revenue Code.

       7. POSSESSION OF COLLATERAL AND RELATED MATTERS.

       While no Event of Default is in existence, each Company shall have the right, except as otherwise provided in this Agreement, in the ordinary course of such Company’s business, to (a) sell, lease or furnish under contracts of service any of such Company’s Inventory normally held by such Company for any such purpose; and (b) use and consume any raw materials, work in process or other materials normally held by such Company for such purpose; provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by such Company.

       8. COLLECTIONS.

       (a) US Borrower shall, and shall cause each other US Company to, direct all of its Account Debtors to make all payments on the Accounts directly to a post office box (the “Lock Box”) designated by, and under the exclusive control of, Lender, at a financial institution acceptable to Lender. US Borrower shall establish an account (the “Lock Box Account”) in Lender’s name with a financial institution acceptable to Lender, into which all payments received in the Lock Box shall be deposited, and into which US Borrower will, and shall cause each other US Company to, immediately deposit all payments received by US Borrower or such other US Company on Accounts in the identical form in which such payments were received, whether by cash or check. If a Borrower, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of a Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with a Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts of US Borrower or any other US Company or other Collateral, such Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Lender and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lock Box Account. The financial institution with which the Lock Box Account is established shall acknowledge and agree, in a manner satisfactory to Lender, that the amounts on deposit in such Lock Box and Lock Box Account are the sole and exclusive property of Lender, that such financial institution will follow the instructions of Lender with respect to disposition of funds in the Lock Box and Lock Box Account without further consent from US Borrower, that such financial institution has no right to setoff against the Lock Box or Lock Box Account or against any other account maintained by such financial institution into which the contents of the Lock Box or Lock Box Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds to Lender in a manner satisfactory to Lender, funds deposited in the Lock Box Account on a daily basis as such funds are collected. US Borrower, on behalf of itself and the other US Companies, agrees that all payments made to such Lock Box Account or otherwise received by Lender, whether in respect of the Accounts of the US Borrower or such other US Company or as Proceeds of other Collateral or otherwise, will be applied on account of the Liabilities in accordance with the terms of this Agreement; provided, that so long as no Event of Default has occurred and is continuing, payments received by Lender shall not be applied to the unmatured portion of the LIBOR Rate Loans, but shall be held in a cash collateral account maintained by Lender, until the earlier of (i) the last Business Day of the Interest Period applicable to such LIBOR Rate Loan and (ii) the occurrence of an Event of Default; provided, further, that if all of the conditions set forth in this Agreement with respect to the making of Revolving Loans have been satisfied, the immediately available funds in such cash collateral account may be disbursed, at US Borrower’s request, to US Borrower as a Revolving Loan. US Borrower agrees to pay all fees, costs and expenses in connection with opening and maintaining the Lock Box and Lock Box Account. All of such fees, costs and expenses if not paid by US Borrower, may be paid by Lender and in such event all amounts paid by Lender shall constitute Liabilities hereunder, shall be payable to Lender by US Borrower upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by US Borrower or such other US Company to Lender, and, if that endorsement of any such item shall not be made for any reason, Lender is hereby irrevocably authorized to endorse the same on US Borrower’s or such other US Company’s behalf. For the purpose of this section, US Borrower, on behalf of itself and the other US Companies, irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as US Borrower’s, and such other US Company’s, true and lawful attorney and agent-in-fact (i) to endorse US Borrower’s or such other US Company’s name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of US Borrower or Goods pertaining thereto; (ii) to take control in any manner of any item of payment or Proceeds thereof and (iii) to have access to any lock box or postal box into which any of US Borrower’s mail is deposited, and open and process all mail addressed to US Borrower or such other US Company and deposited therein.

       (b) During the existence of an Event of Default, Lender may, at any time and from time to time, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of US Borrower’s Accounts or other amounts owed to US Borrower or each other US Company by suit or otherwise; (ii) exercise all of US Borrower’s and each other US Company’s rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to US Borrower or such other US Company; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to US Borrower or any other US Company, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of US Borrower or other amount owed to US Borrower or any other US Company upon such terms, for such amount and at such time or times as Lender deems advisable; (v) prepare, file and sign US Borrower’s and each other US Company’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to US Borrower or such other US Company; and (vi) do all other acts and things which are necessary, in Lender’s sole discretion, to fulfill US Borrower’s and each other US Company’s obligations under this Agreement and the Other Agreements and to allow Lender to collect the Accounts or other amounts owed to US Borrower or such other US Company. In addition to any other provision hereof, Lender may at any time, after the occurrence and during the continuance of an Event of Default, at US Borrower’s expense, notify any parties obligated on any of the Accounts to make payment directly to Lender of any amounts due or to become due thereunder.

       (c) For purposes of calculating interest and fees, Lender shall, within one and a half (1.5) Business Days after receipt by Lender at its office in Chicago, Illinois of (i) fully-cleared checks and (ii) cash or other immediately available funds from collections of items of payment and Proceeds of any Collateral, apply the whole or any part of such collections or Proceeds against the Liabilities and the “Liabilities” as defined the EXIM Loan Agreement in such order as Lender shall determine in its sole discretion. For purposes of determining the amount of Loans available for borrowing purposes, fully-cleared checks and cash or other immediately available funds from collections of items of payment and Proceeds of any Collateral shall be applied in whole or in part against the Liabilities and the “Liabilities” as defined the EXIM Loan Agreement in such order as Lender shall determine in its sole discretion, on the day of receipt, subject to actual collection. Notwithstanding anything contained herein to the contrary, the Proceeds of Eligible Export-Related Accounts and Eligible Export-Related Inventory (each as defined in the EXIM Loan Agreement) shall be applied first to the “Liabilities” owing under the EXIM Loan Agreement and the Proceeds of all other Collateral shall be applied first to the Liabilities owing hereunder.

       (d) On a monthly basis, Lender shall deliver to US Borrower an account statement showing all Loans, charges and payments, which shall be deemed final, binding and conclusive upon Borrowers unless a Borrower notifies Lender in writing, specifying any error therein, within thirty (30) days of the date such account statement is sent to US Borrower and any such notice shall only constitute an objection to the items specifically identified.

       9. COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.

       (a) Daily Reports.

       US Borrower shall deliver to Lender an executed daily loan report and certificate in Lender’s then current form on each day on which US Borrower requests a Revolving Loan, and in any event at least once each week, which shall be accompanied by copies of US Borrower’s sales journal, cash receipts journal and credit memo journal for the relevant period. Such report shall reflect the activity of US Borrower with respect to Accounts for the immediately preceding week, and shall be in a form and with such specificity as is satisfactory to Lender and shall contain such additional information concerning Accounts and Inventory as may be requested by Lender including, without limitation, but only if specifically requested by Lender, copies of all invoices prepared in connection with such Accounts.

       (b) Monthly Reports.

       US Borrower shall deliver to Lender, in addition to any other reports, as soon as practicable and in any event: (i) within twenty (20) days after the end of each month, (A) a detailed trial balance of US Borrower’s Accounts aged per invoice date, in form and substance reasonably satisfactory to Lender including, without limitation, the names and addresses of all Account Debtors of US Borrower, and (B) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Lender may require in its sole discretion), including a listing of any held checks; and (ii) within twenty (20) days after the end of each month, the general ledger inventory account balance, a perpetual inventory report and Lender’s standard form of Inventory report then in effect or the form most recently requested from US Borrower by Lender, for US Borrower by each category of Inventory, together with a description of the monthly change in each category of Inventory and a breakdown of the dates of purchase and sale of raw material Inventory (including purchased component parts).

       (c) Financial Statements.

       Borrowers shall deliver to Lender the following financial information, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied, and shall be accompanied by a compliance certificate in the form of Exhibit B hereto, which compliance certificate shall include a calculation of all financial covenants contained in this Agreement: (i) no later than thirty (30) days after each month, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of all of the Companies on a consolidated and consolidating basis, certified by the Chief Financial Officer of US Borrower; (ii) no later than forty-five (45) days after the end of each of the first three quarters of each Fiscal Year, copies of internally prepared financial statements including, without limitation, balance sheets, statements of income, retained earnings, cash flows and reconciliation of surplus of all of the Companies on a consolidated and consolidating basis, certified by the Chief Financial Officer of US Borrower and (iii) no later than ninety (90) days after the end of each Fiscal Year, audited annual financial statements of the Companies on a consolidated and consolidating basis with an unqualified opinion (it being understood that without limiting the foregoing, such opinion shall not include any going concern qualification) by independent certified public accountants selected by Borrowers and reasonably satisfactory to Lender, which financial statements shall be accompanied by copies of any management letters sent to any Company by such accountants. Without limiting the foregoing, no obligation of Spanish Borrower under this subsection 9(c) shall be limited as a result of any waiver to which Spanish Borrower could be entitled and which could result from the application of national legislation.

       (d) Annual Projections.

       As soon as practicable and in any event prior to the beginning of each Fiscal Year, Borrowers shall deliver to Lender projected balance sheets, statements of income and cash flow for each Company in the Domestic segment (as referenced in US Borrower’s 10-K report filed March 30, 2004) on a consolidated basis, each Company in the European segment (as referenced in US Borrower’s 10-K report filed March 30, 2004) on a consolidated basis and each Company in the International segment (as referenced in US Borrower’s 10-K report filed March 30, 2004) on a consolidated basis, and also on a standalone basis for US Borrower, for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Lender.

       (e) Explanation of Budgets and Projections.

       In conjunction with the delivery of the annual presentation of projections referred to in subsection 9(d) above, Borrowers shall deliver a letter signed on behalf of Borrowers by the President or a Vice President of US Borrower and by the Treasurer or Chief Financial Officer of US Borrower, describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections and the historical financial statements of each Company.

       (f) Public Reporting.

       Promptly upon the filing thereof, Borrowers shall deliver to Lender copies of all registration statements and annual, quarterly, monthly or other regular reports which any Company files with the Securities and Exchange Commission or any similar organization, as well as promptly providing to Lender copies of any reports and proxy statements delivered to shareholders of any Company.

       (g) Other Information.

       Promptly following request therefor by Lender, such other business or financial data, reports, appraisals and projections as Lender may reasonably request.

       10. TERMINATION; AUTOMATIC RENEWAL.

       THIS AGREEMENT SHALL BE IN EFFECT FROM THE DATE HEREOF UNTIL JANUARY 28, 2008 (THE “ORIGINAL TERM”) AND SHALL AUTOMATICALLY RENEW ITSELF FROM YEAR TO YEAR THEREAFTER (EACH SUCH ONE-YEAR RENEWAL BEING REFERRED TO HEREIN AS A “RENEWAL TERM”) UNLESS (A) LENDER ELECTS NOT TO RENEW THIS AGREEMENT AT THE END OF THE ORIGINAL TERM OR ANY RENEWAL TERM; (B) THE DUE DATE OF THE LIABILITIES IS ACCELERATED PURSUANT TO SECTION 16 HEREOF; OR (C) A BORROWER ELECTS NOT TO RENEW THIS AGREEMENT AT THE END OF THE ORIGINAL TERM OR AT THE END OF ANY RENEWAL TERM BY GIVING LENDER WRITTEN NOTICE

OF SUCH ELECTION AT LEAST NINETY (90) DAYS PRIOR TO THE END OF THE ORIGINAL TERM OR THE THEN CURRENT RENEWAL TERM AND BY PAYING ALL OF THE LIABILITIES IN FULL ON THE LAST DAY OF SUCH TERM. If one or more of the events specified in clauses (A), (B) and (C) occurs or this Agreement otherwise expires, then (i) Lender shall not make any additional Loans on or after the date identified as the date on which the Liabilities are to be repaid; and (ii) this Agreement shall terminate on the date thereafter that the Liabilities are paid in full. At such time as Borrowers have repaid all of the Liabilities and this Agreement has terminated, each Borrower shall, and US Borrower shall cause each other Company to, deliver to Lender a release, in form and substance satisfactory to Lender, of all obligations and liabilities of Lender and its officers, directors, employees, agents, parents, subsidiaries and affiliates to such Borrower and such Company, and if such Borrower or such Company is obtaining new financing from another lender, Borrowers shall deliver such lender’s indemnification of Lender, in form and substance satisfactory to Lender, for checks which Lender has credited to such Borrower’s or such Company’s account, but which subsequently are dishonored for any reason or for automatic clearinghouse or wire transfers not yet posted to such Borrower’s or such Company’s account. If, during the term of this Agreement, Borrowers prepay all of the Liabilities from any source other than income from the ordinary course operations of Borrowers’ business and this Agreement is terminated, Borrowers agree to pay to Lender as a prepayment fee, in addition to the payment of all other Liabilities, an amount equal to (i) two percent (2%) of the Maximum Loan Limit if such prepayment occurs two (2) years or more prior to the end of the Original Term, (ii) one percent (1%) of the Maximum Loan Limit if such prepayment occurs less than two (2) years, but at least one (1) year prior to the end of the Original Term, or (iii) one-half of one percent (0.50%) of the Maximum Loan Limit if such prepayment occurs less than one (1) year prior to the end of the Original Term or any then current Renewal Term.

       11. REPRESENTATIONS AND WARRANTIES.

       Each Borrower hereby represents and warrants to Lender, which representations and warranties (whether appearing in this Section 11 or elsewhere) shall be true at the time of Borrowers’ execution hereof and the closing of the transactions described herein or related hereto, shall remain true until the repayment in full and satisfaction of all the Liabilities and termination of this Agreement, and shall be remade by each Borrower at the time each Loan is made pursuant to this Agreement.

       (a) Financial Statements and Other Information.

       The financial statements and other information delivered or to be delivered by any Company to Lender at or prior to the date of this Agreement accurately reflect the financial condition of the Companies in all material respects (or in all respects with respect to any report delivered pursuant to subsection 9(a) hereof, other than inadvertent, immaterial errors not exceeding Five Thousand and No/100 Dollars ($5,000) in the aggregate), and there has been no material adverse change in the financial condition, the operations or any other status of any such Company since the date of the financial statements delivered to Lender most recently prior to the date of this Agreement. All written information now or heretofore furnished by any Company to Lender is true and correct in all material respects (or in all respects with respect to any report delivered pursuant to subsection 9(a) hereof, other than inadvertent, immaterial errors not exceeding Five Thousand and No/100 Dollars ($5,000) in the aggregate) as of the date with respect to which such information was furnished.

       (b) Locations.

       The office where each US Company keeps its books, records and accounts (or copies thereof) concerning the Collateral, each US Company’s principal place of business and all of each US Company’s other places of business, locations of Collateral and post office boxes and locations of bank accounts are as set forth in Exhibit A and at other locations within the continental United States of which Lender has been advised by US Borrower in accordance with subsection 12(b)(i). The Collateral granted by the US Companies, including, without limitation, the Equipment (except any part thereof which a Borrower shall have advised Lender in writing consists of Collateral normally used in more than one state) is kept, or, in the case of vehicles, based, only at the addresses set forth on Exhibit A with respect to such US Company, and at other locations within the continental United States of which Lender has been advised by US Borrower in writing in accordance with subsection 12(b)(i) hereof.

       (c) Loans by Companies.

       No Company has made any loans or advances to any Affiliate or other Person except as permitted pursuant to subsection 13(f) hereof.

       (d) Accounts and Inventory.

       Each Account or item of Inventory which any Company shall, expressly or by implication, request Lender to classify as an Eligible Account or as Eligible Inventory, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of “Eligible Account” and “Eligible Inventory” as set forth herein and as otherwise established by Lender from time to time.

       (e) Liens.

       Each Company pledging Collateral hereunder is the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by such Company, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens.

       (f) Organization, Authority and No Conflict.

       (i) US Borrower is a corporation, duly organized, validly existing and in active status in the State of Wisconsin, its state organizational identification number is 1000801 and US Borrower is duly qualified and in good standing in all jurisdictions where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified outside of Wisconsin could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

       (ii) German Borrower is a German limited liability company, duly organized, validly existing in Germany and German Borrower is duly qualified and in good standing in all jurisdictions where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified outside of Germany could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

       (iii) Spanish Borrower is a Spanish corporation, duly organized, validly existing and in good standing in Spain and Spanish Borrower is duly qualified and in good standing in all jurisdictions where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified outside of Spain could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

       (iv) Each other Company is of the type of entity set forth next to such Company’s name on Schedule 11(p) hereto, duly organized, validly existing and in good standing in its jurisdiction of organization, duly qualified and in good standing in all jurisdictions where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified outside its jurisdiction of organization could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

       (v) Each Company has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements that it is a party to, if any, and perform its obligations hereunder and thereunder. Each Company’s execution, delivery and performance of this Agreement and the Other Agreements that it is party to, if any, does not conflict with the provisions of the organizational documents of such Company, any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on such Company (other than for such conflicts with any statute, regulation, ordinance or rule of law, or any agreement, contract or other document (other than any organizational document) which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect), and each Company’s execution, delivery and performance of this Agreement and the Other Agreements that it is party to, if any, shall not result in the imposition of any lien or other encumbrance upon any of such Company’s property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which such Company or any of its property may be bound or affected.

       (g) Litigation.

       There are no actions or proceedings which are pending or threatened against any Company which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and US Borrower shall, promptly upon any Company becoming aware of any such pending or threatened action or proceeding, give written notice thereof to Lender. No Company has any Commercial Tort Claims pending other than those set forth on Exhibit C hereto as Exhibit C may be amended from time to time by written notice by Borrowers to Lender.

       (h) Compliance with Laws and Maintenance of Permits.

       Each Company has obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Company is in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA, employee retirement or welfare plans or employee health and safety) the failure to comply with which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

       (i) Affiliate Transactions.

       Except as set forth on Schedule 11(i) hereto or as permitted pursuant to subsection 11(c) hereof and subsection 13(i) hereof, no Company is conducting, permitting or suffering to be conducted, transactions with any Affiliate other than transactions with Affiliates for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Company than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

       (j) Names and Trade Names.

       Each name of any Company has always been as set forth on Schedule 11(j) hereto (and such other names of which Lender has been advised by any Borrower in accordance with subsection 12(b)(iv) hereof) and no Company uses or has used trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth on Schedule 11(j) hereto (and such other names of which Lender has been advised by any Borrower in accordance with subsection 12(b)(iv) hereof).

       (k) Equipment.

       Each Company that has granted a lien to Lender on any of its Equipment has good and indefeasible and merchantable title to and ownership of all of its respective Equipment. No Equipment of any Company that has granted a lien to Lender on any of its

Equipment is a Fixture to real estate unless such real estate is owned by such Company and such real estate is subject to a mortgage in favor of Lender, or if such real estate is leased, such real estate is subject to a landlord’s agreement in favor of Lender on terms acceptable to Lender, or an accession to other personal property unless such personal property is subject to a first priority lien in favor of Lender.

       (l) Enforceability.

       This Agreement and the Other Agreements to which a Company is a party, if any, are the legal, valid and binding obligations of such Company and are enforceable against such Company in accordance with their respective terms.

       (m) Solvency.

       Each Company is, after giving effect to the transactions contemplated hereby, solvent, able to pay its debts as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder.

       (n) Indebtedness.

       Except as permitted by subsections 13(a) and (b) hereof, no Company is obligated (directly or indirectly), for any loans or other indebtedness for borrowed money.

       (o) Margin Security and Use of Proceeds.

       No Company owns any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

       (p) Parent, Subsidiaries and Affiliates.

       Except as set forth on Schedule 11(p) hereto, no Company has any Parents, Subsidiaries or other Affiliates or divisions, nor is any Company engaged in any joint venture or partnership with any other Person.

       (q) No Defaults.

       Except as set forth on Schedule 11(q), no Company is in default under any material contract, lease or commitment to which it is a party or by which it is bound where such default could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, nor does any Company know of any dispute regarding any contract, lease or commitment which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

       (r) Employee Matters.

       There are no controversies pending or threatened between a Company and any of its employees, agents or independent contractors other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and each Company is in compliance with all federal, state, foreign and other laws respecting employment and employment terms, conditions and practices except for such non-compliance which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

       (s) Intellectual Property.

       Each Company possesses adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names to continue to conduct its business as heretofore conducted by it (collectively, the “Intellectual Property”) and all of such Intellectual Property which is registered and owned by any Company that has granted a lien to Lender on any of its Intellectual Property is identified on Schedule 11(s) hereto (such Schedule 11(s) may be amended or modified from time to time by a written notice from any Borrower to Lender any time new Intellectual Property is acquired by any such Company).

       (t) Environmental Matters.

       No Company has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder (except for violations which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or which could not reasonably be expected to result, either individually or in the aggregate, in liability of any Company in an amount in excess of Fifty Thousand and No/100 Dollars ($50,000)) and the operations of each Company comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder. In the past five (5) years there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of each Company’s knowledge threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Company or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects any Company or its business, operations or assets or any properties at which any Company has transported, stored or disposed of any Hazardous Materials. No Company has any material liability

(contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

       (u) ERISA Matters.

       Except as set forth on Schedule 11(q), each Company has paid and discharged all obligations and liabilities arising under ERISA and other applicable employee retirement and welfare benefit statutes, orders, regulations, rules and ordinances of a character which, if unpaid or unperformed, might result in the imposition of a lien against any of such Company’s properties or assets.

       (v) Related Agreements.

       All of the Related Transactions have been consummated in accordance with the terms of the Related Agreements, none of the Related Agreements have been amended or modified other than in accordance with this Agreement and as of the date hereof all the representations and warranties in the Related Agreements of each Company are true, correct and complete in all material respects.

       (w) Industrial Revenue Bonds.

       As of the date of the initial Loans hereunder, (i) US Borrower has delivered to the IRB Trustee a notice of prepayment pursuant to Section 5.3 of the IRB Lease Agreement and will promptly cause the IRB Trustee to deliver the redemption notice required by Section 302 of the IRB Indenture to each holder of the Nebraska IRBs in order to effectuate the redemption of all outstanding Nebraska IRBs in accordance with Section 403 of the IRB Indenture, (ii) the outstanding principal amount of the Nebraska IRBs is $1,200,000 and all interest and other amounts owed by US Borrower and its Affiliates in connection with the Nebraska IRBs (including without limitation in connection with the IRB Indenture, the IRB Lease Agreement and all other related agreements) are estimated not to exceed $50,000, and (iii) no “Event of Default” (as defined in the IRB Lease Agreement and the IRB Indenture) has occurred under the IRB Lease Agreement or the IRB Indenture. Each Borrower further represents and warrants that the actions described in subsection 12(l) hereof shall be effectuated solely by delivering the redemption notice described in clause (i) above and paying the obligations described in clause (ii) above and that no prepayment fee, premium, penalty or similar costs (other than a nominal amount payable in connection with the purchase option under Section 10.1 of the IRB Lease Agreement and customary transaction expenses, including legal fees, of the parties that are reimbursable by the US Borrower) shall be incurred in connection therewith.

       12. AFFIRMATIVE COVENANTS.

       Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Borrowers obtain Lender’s prior written consent to waiving or modifying any of Borrowers’ covenants hereunder in any specific instance, each Borrower covenants and agrees as follows:

       (a) Maintenance of Records.

       Each Borrower shall, and shall cause all other Companies to, at all times keep accurate and complete books, records and accounts with respect to all of such Borrower’s and such other Company’s business activities, in accordance with sound accounting practices and generally accepted accounting principles consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A.

       (b) Notices.

       Each Borrower shall:

       (i) Locations. Promptly (but in no event less than thirty (30) days prior to the occurrence thereof) notify Lender of the proposed opening of any new place of business by any Company or new location of Collateral, the closing of any existing place of business or location of Collateral, any change of in the location of any US Company’s books, records and accounts (or copies thereof), the opening or closing of any post office box, the opening or closing of any bank account or, if any of the Collateral consists of Goods of any US Company of a type normally used in more than one state, the use of any such Goods in any state other than a state in which Borrowers have previously advised Lender that such Goods will be used.

       (ii) Eligible Accounts and Inventory. Promptly upon any Company becoming aware thereof, notify Lender if any Accounts or Inventory identified by any Company to Lender as an Eligible Account or Eligible Inventory becomes ineligible for any reason.

       (iii) Litigation and Proceedings. Promptly upon any Company becoming aware thereof, notify Lender of any actions or proceedings which are pending or threatened against any Company which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and of any Commercial Tort Claims of any Company which may arise, which notice shall constitute each Company’s authorization to amend Exhibit C to add such Commercial Tort Claim.

       (iv) Names and Trade Names. Notify Lender within ten (10) days of the change of any Company’s name or the use of any trade name, assumed name, fictitious name or division name by any Company not previously disclosed to Lender in writing.

       (v) ERISA Matters. Promptly notify Lender of (x) the occurrence of any “reportable event” (as defined in ERISA) which might result in the termination by the Pension Benefit Guaranty Corporation (the “PBGC”) of any employee benefit plan (“Plan”) covering any officers or employees of any US Company, any benefits of which are, or are required to be, guaranteed by the PBGC, (y) receipt by any US Company of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor or (z) its intention to terminate or withdraw from any Plan.

       (vi) Environmental Matters. Immediately notify Lender upon any Company becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Company or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, in each case, in violation of the requirements of any Environmental Law, which affects any Company or any Company’s business operations or assets or any properties at which any Company has transported, stored or disposed of any Hazardous Materials.

       (vii) Default; Material Adverse Change; Demands. Promptly advise Lender of (x) any change in the business, property, assets, prospects, operations or condition, financial or otherwise, of any Company which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (y) the occurrence of any Event of Default hereunder or the occurrence of any event which, if uncured, could reasonably be expected to become an Event of Default after notice or lapse of time (or both) or (z) any demand for payment under the Barclays Debt Agreement.

       (c) Compliance with Laws and Maintenance of Permits.

       Each Borrower shall, and US Borrower shall cause each other Company to, maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and each Borrower shall, and US Borrower shall cause each other Company to, remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA, employee retirement and welfare benefits or employee health and safety) the failure with which to comply could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Following any determination by Lender that there is non-compliance, or any condition which requires any action by or on behalf of any Company in order to avoid non-compliance, with any Environmental Law, at Borrowers’ expense cause an independent environmental engineer acceptable to Lender to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the results of such tests, a proposed plan for remediation and an estimate of the costs thereof.

       (d) Inspection and Audits.

       Each Borrower shall, and US Borrower shall cause each other Company to, permit Lender, or any Persons designated by it, to call at each Company’s places of business at any reasonable times, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from each Company’s books, records, journals, orders, receipts and any correspondence and other data relating to such Company’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning such Company’s business as Lender may consider reasonable under the circumstances. Each Borrower shall, and US Borrower shall cause each other Company to, furnish to Lender such information relevant to Lender’s rights under this Agreement and the Other Agreements as Lender shall at any time and from time to time request. Lender, through its officers, employees or agents shall have the right, at any time and from time to time, in Lender’s name, to verify the validity, amount or any other matter relating to any of US Borrower’s Accounts, by mail, telephone, telecopy, electronic mail, or otherwise. Each Borrower authorizes Lender to discuss the affairs, finances and business of each Company with any officers, employees or directors of any Company or with its Parent or any Affiliate or the officers, employees or directors of its Parent or any Affiliate, and to discuss the financial condition of each Company with such Company’s independent public accountants. Any such discussions shall be without liability to Lender or to any Company’s independent public accountants. Borrowers shall pay to Lender all customary fees (currently $750 per person per day) and all reasonable costs and out-of-pocket expenses incurred by Lender in the exercise of its rights hereunder, and all of such fees, costs and expenses shall constitute Liabilities hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

       (e) Insurance.

       Each Borrower shall, and US Borrower shall cause each other Company to:

       (i) Keep the Collateral and all other assets owned by any Company properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of such Company, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be satisfactory to Lender. Original (or certified) copies of such policies of insurance have been or shall be, within ninety (90) days of the date of the initial funding of the Loans hereunder, delivered to Lender, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Lender with respect to insurance of any Company, showing loss under such insurance policies payable to Lender. Such endorsement, or an independent instrument furnished to Lender, shall provide that the insurance company shall give Lender at least thirty (30) days written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of any Company or any other Person shall affect the right of Lender to recover under such policy of insurance in case of loss or damage. In addition, each Borrower shall cause to be executed and delivered to Lender an assignment of proceeds of such Borrower’s business interruption insurance policies. Each Borrower hereby directs all insurers under all policies of insurance of each Company to pay all proceeds payable thereunder directly to Lender. Each Borrower irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance.

       (ii) Maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of such Company with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to Lender and original (or certified) copies of such policies have been or shall be, within ninety (90) days after the date hereof, delivered to Lender, together with evidence of payment of all premiums therefor; subject to subsection 12(n) hereof, each such policy shall contain an endorsement showing Lender as additional insured thereunder with respect to insurance of any Company and providing that the insurance company shall give Lender at least thirty (30) days written notice before any such policy shall be altered or canceled.

If any Company at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then Lender, without waiving or releasing any obligation or default by Borrowers hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Lender deems advisable. Such insurance, if obtained by Lender, may, but need not, protect such Company’s interests or pay any claim made by or against such Company with respect to the Collateral. Such insurance may be more expensive than the cost of insurance such Company may be able to obtain on its own and may be cancelled only upon Borrowers providing evidence that Borrowers have obtained the insurance as required above. All sums disbursed by Lender in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall constitute Loans hereunder, shall be payable on demand by Borrowers to Lender and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. Notwithstanding anything contained in this subsection 12(e) to the contrary, any Non-US Company which is not a Borrower or an Obligor shall not be required to deliver to Lender any insurance certificates or endorsements naming Lender as a loss payee or additional insured.

       (f) Collateral.

       Each Borrower shall, and US Borrower shall cause each other Company to, keep the Collateral and all other assets of such Company in good condition, repair and order,

ordinary wear and tear excluded, and shall make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained. Each Borrower shall, and US Borrower shall cause each other Company to, permit Lender to examine any of the Collateral or other assets on which Lender has a lien at any time and wherever such Collateral or other assets may be located and, each Borrower shall, and US Borrower shall cause each other Company to, immediately upon request therefor by Lender, deliver to Lender any and all evidence of ownership of any of the Equipment including, without limitation, certificates of title and applications of title. Each Borrower shall, and US Borrower shall cause each other Company to, at the request of Lender, indicate on its records concerning the Collateral a notation, in form satisfactory to Lender, of the security interest of Lender hereunder.

       (g) Use of Proceeds.

       All monies and other property obtained by a Borrower from Lender pursuant to this Agreement shall be used solely for business purposes of such Borrower.

       (h) Taxes/Governmental Charges.

       Each Borrower shall, and US Borrower shall cause each other Company to, file all required tax returns and pay all of its taxes and other governmental charges when due, including, without limitation, taxes and other governmental charges imposed by federal, state or municipal agencies, and shall cause any liens for taxes and other governmental charges to be promptly released; provided, that such Company shall have the right to contest the payment of such taxes and other governmental charges in good faith by appropriate proceedings so long as (i) the amount so contested is shown on such Company’s financial statements; (ii) such Company keeps on deposit with Lender (such deposit to be held without interest) an amount of money which, in the sole judgment of Lender, is sufficient to pay such taxes and other governmental charges and any interest or penalties that may accrue thereon; and (iii) if such Company fails to prosecute such contest with reasonable diligence, Lender may apply the money so deposited in payment of such taxes and other governmental charges. If a Company fails to pay any such taxes or other governmental charges and in the absence of any such contest by such Company, Lender may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Lender shall constitute Liabilities hereunder, shall be payable by Borrowers to Lender on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

       (i) Intellectual Property.

       Each Borrower shall, and US Borrower shall cause each other Company to, maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it.

       (j) Checking Accounts.

       Each US Company shall maintain its general checking/controlled disbursement account with LaSalle Bank. Normal charges shall be assessed thereon. Although no compensating balance is required, each US Company must keep monthly balances in order to merit earnings credits which will cover LaSalle Bank’s service charge for demand deposit account activities. In addition, each US Company shall enter into agreements with LaSalle Bank for cash management services. Each US Company shall be responsible for all normal charges assessed thereon.

       (k) Patriot Act, Bank Secrecy Act and Office of Foreign Assets Control.

       As required by federal law and LaSalle Bank’s and Lender’s policies and practices, LaSalle Bank and Lender may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services and each Borrower agrees to provide such information. In addition, and without limiting the foregoing sentence, each Borrower shall (a) ensure, and cause each other Company to ensure, that no Person who owns a controlling interest in or otherwise controls any Company is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each other Company to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

       (l) Industrial Revenue Bonds.

       (A) US Borrower shall, on or prior to March 24, 2005, cause the redemption of all of the Nebraska IRBs, and (B) US Borrower shall promptly after such redemption (but in no event later than April 3, 2005) repay all amounts owing in connection therewith and cause all agreements pertaining thereto (including without limitation the IRB Indenture, the IRB Lease Agreement, and that certain Irrevocable Letter of Credit Number SB/IRB 169 dated as of October 30, 1997 issued by M&I Marshall & Ilsley Bank in favor of Norwest Bank Wisconsin, National Association as Trustee) to be terminated and exercise US Borrower’s purchase option set forth in Section 10.1 of the IRB Lease Agreement.

       (m) Oilgear France, Oilgear Italy and Oilgear Spain; Post-Close Documentation.

       Within forty-five (45) days of the date of the initial funding of the Loans hereunder, Borrowers shall cause to be delivered to Lender (i) documents granting to Lender a first priority security interest in the owned real property of Oilgear France located at Allee de Freres Montgolfier Parc d’Activities de Paris-Est-Croissy-Beauborg, France and of Oilgear Italy located at Via Artigianale, 23 25010, Montirone (Brescia), Italy, (ii) documents granting the pledge to Lender of a first priority security interest in all of the outstanding shares of Oilgear France and Oilgear Italy (other than directors’ qualifying shares), (iii) documents evidencing the guarantee by Oilgear France of Two Million and No/100 Dollars ($2,000,000) of the Liabilities, (iv) documents evidencing the guarantee by Oilgear Italy of Seven Hundred Thousand and No/100 Dollars ($700,000) of the Liabilities, (v) the corporate authority documents for each of Oilgear France and Oilgear Italy with respect to the documents referenced in clauses (i) through (iv) above and (vi) legal opinions with respect to the documents referenced in clauses (i) through (iv) above and the transactions contemplated thereby, each in form and substance satisfactory to Lender in its sole discretion. Within ninety (90) days of the date of the initial funding of the Loans hereunder, (x) US Borrower shall appear before the applicable Spanish notary and grant a first priority security interest in all of the outstanding shares of Spanish Borrower pursuant to a Deed of Pledge in form and substance satisfactory to Lender, as required by that certain Deed of Promise to Pledge dated as of the date hereof executed by US Borrower in favor of Lender and (y) Spanish Borrower shall cause to be delivered to Lender, in form and substance satisfactory to Lender, an updated appraisal certification with respect to the real property of Spanish Borrower located at Entidad Zicunaga, Apartado 14, Hernani (Guipuzcoa) Spain.

       (n) Post- Close Insurance Endorsements.

       Within thirty (30) days of the date of the initial funding of the Loans hereunder, Borrowers shall cause to be delivered to Lender the endorsements to the insurance policies of the US Companies which have not previously been delivered to Lender, each in form and substance satisfactory to Lender.

       13. NEGATIVE COVENANTS.

       Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Borrowers obtain Lender’s prior written consent waiving or modifying any of Borrowers’ covenants hereunder in any specific instance, each Borrower agrees as follows:

       (a) Guaranties.

       No Borrower shall, nor shall US Borrower permit any Company to, assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person (i) other than the Liabilities, (ii) except by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business, (iii) in the case of Non-US Companies, except for reimbursement obligations of the Non-US Companies with respect to guaranties issued by third-party financial institutions in favor of certain customers of such Non-US Companies to guarantee the repayment of such customers’ downpayments deposited with such Non-US Companies for work to be performed by such Non-US Companies, in each case entered into in the ordinary course of business of such Non-US Companies and (iv) other guaranties assumed by any Company not to exceed Four Hundred Thousand and No/100 Dollars ($400,000) in the aggregate.

       (b) Indebtedness.

       No Borrower shall, nor shall US Borrower permit any Company to, create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans (and the “Loans” as defined in the EXIM Loan Agreement), except (i) the applicable Companies may maintain their present indebtedness listed on Schedule 11(n) hereto; (ii) in the case of Oilgear UK, the Venture Debt; (iii) in the case of Oilgear UK, the Barclays Debt; (iv) subject to subsection 12(l) hereof, in the case of US Borrower, the indebtedness owing to the holders of the Nebraska IRBs pursuant to the IRB Lease Agreement and the IRB Indenture; (v) the intercompany indebtedness permitted by subsection 13(f)(ii) hereof; (vi) unsecured indebtedness owing by the Companies to trade creditors in the ordinary course of business; (vii) purchase money indebtedness or capitalized lease obligations in connection with Capital Expenditures permitted pursuant to subsection 14(d) hereof; and (viii) operating lease obligations requiring payments not to exceed Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000) in the aggregate during any Fiscal Year.

       (c) Liens.

       No Borrower shall, nor shall US Borrower permit any other Company to, grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than Permitted Liens.

       (d) Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.

       No Borrower shall, nor shall US Borrower permit any other Company to, (i) enter into any merger or consolidation; (ii) without providing Lender thirty (30) days prior notice (provided that such Borrower or Company shall take all steps necessary or otherwise requested by Lender to preserve and perfect Lender’s liens in the Collateral), change its jurisdiction of organization or enter into any transaction which has the effect of changing its jurisdiction of organization, provided that in no event shall any Company change its country of organization; (iii) sell, lease or otherwise dispose of any of its assets other than sales of Inventory in the ordinary course of business other than the sale of the US Borrower’s real estate located at 211 Industrial Drive, Longview, Texas in accordance with Section 30 of that certain “Net” Lease Agreement dated as of September 26, 2003, and as in effect on the date hereof, between US Borrower and West Machine and Tool, Inc.; (iv) purchase the stock, other equity interests or all or a material portion of the assets of any Person or division of such Person; or (v) enter into any other transaction outside the ordinary course of such Company’s business, including, without limitation, any purchase, redemption or retirement of any shares of any class of its stock or any other equity interest, and any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other equity interest. No Company shall form any Subsidiaries or enter into any joint ventures or partnerships with any other Person without the prior written consent of Lender, which such consent shall not be unreasonably withheld.

       (e) Dividends and Distributions.

       No Borrower shall, nor shall US Borrower permit any other Company to, declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock (if such Company is a corporation) or on account of any equity interest in such Company (if such Company is a partnership, limited liability company or other type of entity), except that (i) any Company may declare or pay any dividend or other distribution to US Borrower, (ii) any wholly-owned Subsidiary of a US Company may declare or pay any dividend or other distribution to such US Company, (iii) any wholly-owned Non-US Subsidiary of a Non-US Company may declare or pay any dividend or other distribution to such Non-US Company and (iv) each of Oilgear India and Oilgear Taiwan may declare or pay dividends to its shareholders provided that such dividends are made solely from the internally generated cash of Oilgear India or Oilgear Taiwan, as applicable.

       (f) Investments; Loans.

       No Borrower shall, nor shall US Borrower permit any other Company to, (i) purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than direct obligations of the United States, or (ii) lend or otherwise advance funds to any Person except for (x) advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business, (y) indebtedness consisting of intercompany loans and advances made by (A) any US Company (other than US Borrower) to any other US Company, (B) any Non-US Company to any other Company and (C) US Borrower to German Borrower and/or Spanish Borrower, the proceeds of which are immediately used in full by German Borrower or Spanish Borrower (as applicable) to make payments then owing with respect to Term Loan C or Term Loan D (as applicable) and solely to the extent that German Borrower and/or Spanish Borrower do not then have sufficient funds to make such payments and (z) loans to employees pursuant to that certain Oilgear Key Employee Stock Purchase Plan (as Amended and Restated September 6, 1990) solely to the extent the proceeds of such loans are immediately reinvested into US Borrower to purchase capital stock of US Borrower.

       (g) Fundamental Changes, Related Agreements, Line of Business.

       No Borrower shall, nor shall US Borrower permit any other Company to, (i) amend or modify its organizational documents or any Related Agreement, (ii) change its Fiscal Year or (iii) enter into a new line of business materially different from such Company’s current business.

       (h) Equipment.

       No Borrower shall, nor shall any Borrower permit any other Company that has granted a lien on its Equipment to Lender to, (i) permit any Equipment to become a Fixture to real property unless such real property is owned by such Company and is subject to a mortgage in favor of Lender, or if such real estate is leased, is subject to a landlord’s agreement in favor of Lender on terms acceptable to Lender, or (ii) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first priority lien in favor of Lender.

       (i) Affiliate Transactions.

       Except as set forth on Schedule 11(i) hereto or as permitted pursuant to subsection 11(c) hereof, no Borrower shall, nor shall US Borrower permit any other Company to, conduct, permit or suffer to be conducted, transactions with Affiliates other than transactions for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Company than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

       (j) Settling of Accounts.

       No Borrower shall, nor shall US Borrower permit any other Company to, settle or adjust any Accounts identified by any Company as Eligible Accounts and no Company shall settle or adjust any Accounts with respect to which the Account Debtor is an Affiliate without the consent of Lender, provided, that during the existence of an Event of Default, no such Company shall settle or adjust any Account without the consent of Lender.

       (k) Management Fees; Compensation.

       No Borrower shall, nor shall US Borrower permit any other Company to, pay any management or consulting fees to any Persons, or pay annual aggregate salary to all directors or officers of such Borrower or other Company in excess of one hundred ten percent (110%) of the aggregate salary to all directors, and officers of such Borrower or other Company in effect on the date of this Agreement for the first year and one hundred ten percent (110%) of the prior year’s aggregate salary amount for each subsequent year. The aggregate annual salary amount(s) shall be adjusted each year for the net addition or loss of directors or officers. Notwithstanding the foregoing, this paragraph (k) shall not apply to bonuses to be paid in accordance with the Oilgear Variable Compensation Plan as in effect on the date hereof attached as Exhibit D hereto.

       14. FINANCIAL COVENANTS.

       Each Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below:

       (a) Tangible Net Worth.

       Borrowers shall not permit the Tangible Net Worth of the Companies at any time to be less than the Minimum Tangible Net Worth Amount set forth below during any corresponding period set forth below:

Period	Minimum Tangible Net Worth Amount
Date hereof through March 30, 2005	Negative $2,700,000
March 31, 2005 through June 29, 2005	Negative $1,900,000
June 30, 2005 through September 29, 2005	Negative $1,500,000
September 30, 2005 through December 30, 2005	Negative $1,100,000
December 31, 2005	$4,400,000

At all times (i) from January 1st through December 30th of each Fiscal Year commencing with the Fiscal Year ending December 31, 2006, an amount equal to ninety percent (90%) of the actual Tangible Net Worth of the Companies as of the last day of the immediately preceding Fiscal Year, and (ii) as of the last day of each Fiscal Year commencing with the Fiscal Year ending December 31, 2006, an amount equal to the actual Tangible Net Worth of the Companies as of the last day of the immediately preceding Fiscal Year plus Three Hundred Thousand and No/100 Dollars ($300,000).

       ”Tangible Net Worth” being defined for purposes of this subsection, as of any date, as such Person’s shareholders’ equity (including retained earnings), plus LIFO reserves, plus or less any non-cash foreign currency translation adjustments from the September 30, 2004 balance reported in US Borrower’s 10-Q report filed on November 15, 2004 of $15,203, plus or less any non-cash minimum pension liability adjustments from the September 30, 2004 balance reported in US Borrower’s 10-Q report filed on November 15, 2004 of ($22,091,419) less the book value of all fixed asset drawings, patterns, patents and other intangible assets as determined solely by Lender, in good faith, on a consistent basis, less prepaid expenses, deposits and amounts due from officers, employees and other Affiliates, plus the amount of any debt subordinated to Lender, all as determined under generally accepted accounting principles applied on a consistent basis.

       (b) Debt Service Coverage.

       Borrowers shall not permit Debt Service Coverage of the Companies to be less than the ratio set forth below for the corresponding period set forth below:

Period	Ratio
Date hereof through December 31, 2004	1.10:1.00
January 1, 2005 through March 31, 2005	1.20:1.00
January 1, 2005 through June 30, 2005	1.20:1.00
January 1, 2005 through September 30, 2005	1.20:1.00
Twelve month period ending December 31, 2005 and each twelve month period thereafter ending on the last day of each fiscal quarter thereafter	1.20:1.00

       (c) Interest Coverage.

       Borrowers shall not permit the ratio of (x) Adjusted Net Income of the Companies to (y) scheduled payments of interest and fees of Companies, on a consolidated basis, to the extent carried as interest expense on Companies’ consolidated financial statements, with respect to indebtedness for borrowed money (including the interest component payments with respect to capitalized leases), to be less than the ratio set forth below for the corresponding period set forth below:

Period	Ratio
Date hereof through December 31, 2004	1.50:1.00
January 1, 2005 through March 31, 2005	1.50:1.00
January 1, 2005 through June 30, 2005	1.50:1.00
January 1, 2005 through September 30, 2005	1.50:1.00
Twelve month period ending December 31, 2005 and each twelve month period thereafter ending on the last day of each fiscal quarter thereafter	1.50:1.00

       (d) Capital Expenditure Limitations.

       Companies shall not make any Capital Expenditures if, after giving effect to such Capital Expenditure, the aggregate cost of all such fixed assets purchased or otherwise acquired by the Companies would exceed One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000) during any Fiscal Year.

            15. DEFAULT.

            The occurrence of any one or more of the following events shall constitute an “Event of Default” by Borrowers hereunder:

            (a) Payment.

            The failure of any Obligor to pay when due any of the Liabilities.

            (b) Breach of this Agreement and the Other Agreements.

            The failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement or any of the Other Agreements and such failure shall continue unremedied for ten (10) days; provided that such ten (10) day cure period shall not apply in the case of any failure to perform, keep or observe any of the covenants, conditions, promises, agreements of such Obligor (i) under Section 8, any of subsections 12(d), 12(e), 12(f), Section 13 or Section 14, or (ii) which are not capable of being cured during such period of ten (10) days.

            (c) Breaches of Other Obligations/Demand.

            (i) Any Company fails to pay when due or within any applicable grace period any principal or interest on indebtedness for borrowed money or (ii) the breach or default of any Company, or the occurrence of any condition or event, with respect to any indebtedness for borrowed money, if the effect of such failure, breach or default or occurrence is to cause or to permit the holder or holders then to cause, indebtedness having an aggregate principal amount in excess of Two Hundred Thousand and No/100 Dollars ($200,000) to become or be declared due prior to their stated maturity or to otherwise permit the holder or holders to enforce their remedies against such Company or (iii) any Company is in breach of, or there is a default under, any Related Agreement or (iv) any payment of principal becomes due (whether as a result of demand or otherwise) on the Barclays Debt.

            (d) Breach of Representations and Warranties.

            The making or furnishing by any Company to Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements or in connection with any other agreement between such Company and Lender, which is untrue or misleading in any material respect (or in all respects with respect to any report delivered pursuant to subsection 9(a) hereof, other than inadvertent, immaterial errors not exceeding Five Thousand and No/100 Dollars ($5,000) in the aggregate).

            (e) Loss of Collateral.

            The loss, theft, damage or destruction (to the extent such loss, theft, damage or destruction is not covered by insurance in a manner satisfactory to Lender) of any of the Collateral with an aggregate value in excess of One Hundred Fifty Thousand and No/100 Dollars ($150,000).

       (f) Levy, Seizure or Attachment.

       The making or any attempt by any Person to make any levy, seizure or attachment upon any of the Collateral with an aggregate value in excess of One Hundred Thousand and No/100 Dollars ($100,000); provided, that the Companies shall have the right to contest such levy, seizure or attachment in good faith by appropriate proceedings so long as (i) the value of the Collateral subject to such contested levy, seizure or attachment is shown on such Company’s financial statements, (ii) such Company keeps on deposit with Lender (such deposit to be held without interest) an amount of money which, in the sole judgment of Lender, is sufficient to satisfy the claim of such Person with respect to such levy, seizure or attachment and (iii) if such Company fails to prosecute such contest with reasonable diligence, Lender may apply the money so deposited to satisfy such claim.

       (g) Bankruptcy or Similar Proceedings.

       The commencement of any proceedings in bankruptcy by or against any Company or for the liquidation or reorganization of any Company, or alleging that such Company is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Company’s debts, whether under the United States Bankruptcy Code or under any other law, whether state, federal or foreign, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Company; provided, however, that if such commencement of proceedings against such Company is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings, though Lender shall have no obligation to make Loans to or issue, or cause to be issued, Letters of Credit on behalf of any Borrower during such thirty (30) day period or, if earlier, until such proceedings are dismissed.

       (h) Appointment of Receiver.

       The appointment of a receiver or trustee for any Company, for any of the Collateral or for any substantial part of any Company’s assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Company which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against such Company is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings, though Lender shall have no obligation to make Loans to or issue, or cause to be issued, Letters of Credit on behalf of any Borrower during such thirty (30) day period or, if earlier, until such appointment is revoked or such proceedings are dismissed.

       (i) Judgment.

       The entry of any judgment or order against any Company in an aggregate amount in excess of One Hundred Thousand and No/100 Dollars ($100,000) (or for a non-monetary judgment which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect) which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution.

       (j) Death or Dissolution of Obligor.

       The death of any Obligor who is a natural Person, or of any general partner who is a natural Person of any Obligor which is a partnership, or any member who is a natural Person of any Obligor which is a limited liability company or the dissolution of any Obligor which is a partnership, limited liability company, corporation or other entity.

       (k) Default or Revocation of Guaranty.

       The occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to Lender pursuant to which such Person has guaranteed to Lender the payment of all or any of the Liabilities or has granted Lender a security interest in or lien upon some or all of such Person’s real and/or personal property to secure the payment of all or any of the Liabilities.

       (l) Criminal Proceedings.

       The institution in any court of a criminal proceeding (other than for a misdemeanor) against any Company, or the indictment of any Company for any crime.

       (m) Change of Control.

       The failure of (i) David A. Zuege, Thomas J. Price, the current officers and directors of the US Borrower, Oilgear Ferris Foundation, Oilgear Savings Plus Plan, Oilgear Stock Retirement Plan and Oilgear Salaried Retirement Plan to collectively own and have voting control of at least fifty one percent (51%) of the issued and outstanding voting equity interests of US Borrower, or (ii) other than as set forth on Schedule 15(m), US Borrower to own and have voting control of at least 100 percent (100%) of the issued and outstanding voting equity interest of each other Company.

       (n) Change of Management.

       If David A. Zuege shall cease to be the President and CEO of US Borrower at any time.

       (o) Material Adverse Change.

       Any material adverse change in the Collateral, business, property, assets, prospects, operations or condition, financial or otherwise of any Company, as determined by

Lender in its sole judgment, or the occurrence of any event which, in Lender’s sole judgment, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

       16. REMEDIES UPON AN EVENT OF DEFAULT.

       (a) Upon the occurrence of an Event of Default described in subsection 15(g) hereof, all of the Liabilities shall immediately and automatically become due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, all Liabilities may, at the option of Lender, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

       (b) Upon the occurrence and during the continuance of an Event of Default, Lender may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of Lender’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, Lender may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any Company’s premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Lender shall have the right to store the same at any Company’s premises without cost to Lender. At Lender’s request, each Borrower shall, at Borrowers’ joint and several expense, assemble the Collateral and make it available to Lender at one or more places to be designated by Lender and reasonably convenient to Lender and such Borrower. Each Borrower recognizes that if a Borrower fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to Lender, and agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Lender and the applicable Borrower(s), (ii) describe the Collateral that is the subject to the intended disposition, (iii) state the method of the intended disposition, (iv) state that the applicable Borrower(s) is entitled to an accounting of the Liabilities and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Lender may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time. Any Proceeds of any disposition by Lender of any of the Collateral may be applied by Lender to the payment of expenses in connection with the Collateral, including, without limitation, legal expenses and reasonable attorneys’ fees, and any balance of such Proceeds may be applied by Lender toward the payment of such of the Liabilities, and in such order of application, as Lender may from time to time elect.

       17. CONDITIONS PRECEDENT.

       (a) Initial Loans.

       The obligation of Lender to fund the Term Loans, to fund the initial Revolving Loan, and to issue or cause to be issued the initial Letter of Credit, is subject to the satisfaction or waiver on or before the date hereof of the following conditions precedent:

       (i) Lender shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 17(a) (the “Closing Document List”) in each case in form and substance satisfactory to Lender;

       (ii) Since September 30, 2004, no event shall have occurred which has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, as determined by Lender in its sole discretion;

       (iii) Lender shall have received payment in full of all fees and expenses payable to it by Borrowers or any other Person in connection herewith, on or before disbursement of the initial Loans or the issuance of the initial Letters of Credit hereunder;

       (iv) Lender shall have determined that immediately after giving effect to (A) the making of the initial Loans, including without limitation the Term Loans and the Revolving Loans, if any, requested to be made on the date hereof, (B) the issuance of the initial Letter of Credit, if any, requested to be made on such date, (C) the making of the advances on the date hereof under the Venture Debt Agreements and the Barclays Debt Agreement, (D) the payment of all fees due upon such date and (E) the payment or reimbursement by Borrowers of Lender for all closing costs and expenses incurred in connection with the transactions contemplated hereby, (x) US Borrower has Excess Availability (inclusive of the “Excess Availability” under the EXIM Loan Agreement) of not less than One Million and No/100 Dollars ($1,000,000) and (y) the Companies collectively have Excess Availability (inclusive of the “Excess Availability” under the EXIM Loan Agreement) plus access to immediately available funds from sources other the Lender of not less than Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000); and

       (v) The Obligors shall have executed and delivered to Lender all such other documents, instruments and agreements which Lender determines are reasonably necessary to consummate the transactions contemplated hereby.

       (b) All Loans.

       The obligation of Lender to fund any Loan, and to issue or cause to be issued any Letter of Credit, is subject to the satisfaction or waiver on or before the date thereof of the following additional conditions precedent as of the date of each such funding or issuance:

       (i) The representations and warranties made by the Companies contained in this Agreement and other Loan Documents shall be true and correct on and as of such funding or issuance date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

       (ii) There exists no Event of Default nor any event which, with the passage of time or giving of notice, will become an Event of Default.

Each request for a Loan or a Letter of Credit submitted by any Borrower hereunder shall constitute a representation and warranty by the Borrowers, as of the date of each such request and as of the date of the related funding of the Loan or issuance of the Letter of Credit, as applicable, that the conditions in this Section 17 have been satisfied.

       18. JOINT AND SEVERAL LIABILITY.

       (a) Notwithstanding anything to the contrary contained herein, all Liabilities of each Borrower (including without limitation Liabilities hereunder, under all Other Agreements and under the EXIM Loan Agreement) shall be joint and several obligations of Borrowers; provided however that (i) German Borrower’s obligations under this Section 18 with respect to the US Loans shall not exceed Two Million One Hundred Thousand and No/100 Dollars ($2,100,000) (the “German Borrower Cross Collateralization Cap”; it being understood that the German Borrower Cross Collateralization Cap shall not apply with respect to Term Loan C or Term Loan D) and (ii) Spanish Borrower’s obligations with respect to the Loans shall not exceed Two Million Eight Hundred Thousand and No/100 Dollars ($2,800,000) (the “Spanish Borrower Cap”).

       (b) Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Liabilities of US Borrower and the liens and security interests granted by US Borrower to secure the Liabilities, not constitute a “Fraudulent Conveyance” (as defined below). Consequently, Lender and US Borrower agree that if the Liabilities of US Borrower, or any liens or security interests granted by US Borrower securing the Liabilities would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Liabilities of US Borrower and the liens and security interests securing such Liabilities shall be valid and enforceable only to the maximum extent that would not cause such Liabilities or such lien or security interest to constitute a Fraudulent Conveyance, and the Liabilities of US Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended (the “Bankruptcy Code”).

       (c) (i) Notwithstanding any provision to the contrary contained in this Agreement the Lender shall not, subject to clause (iv) below, demand payments to be made by the German Borrower with respect to Liabilities (other than with respect to Liabilities pertaining to Term Loan C) under any joint and several liability created by this Agreement (the “German Borrower Indirect Liabilities”) as far as, and to the extent that, such payments cause the German Borrower’s net assets (Reinvermögen) to be reduced below the amount of its registered share capital which is protected by sections 30 and 31 of the German Act on Limited Liability Companies (GmbHG), or, if the German Borrower’s net assets are below the amount of registered share capital, cause such amount to be further reduced (the amount by which the net assets fall short of the registered share capital hereinafter referred to as the “Protected Assets”).

       (ii) For the purpose of the calculation of the Protected Assets, the following amounts shall be corrected in the respective balance sheet of the German Borrower: loans taken, obligations assumed and indebtedness incurred by the German Borrower in violation of the provisions of this Agreement shall not be taken into account.

       (iii) While an Event of Default is continuing, if the joint and several liability pursuant to subsection 18(a) causes the German Borrower’s Protected Assets to be greater than zero, the German Borrower is obliged to take such action which can reasonably be expected to avoid the application of sections 30 and 31 GmbHG, including without limitation to sell such assets (other than the German Borrower’s real property located at Im Gotthelf 8, D-65795 Hattersheim, Federal Republic of Germany) which are shown in the balance sheet with a book value below market value if they are not necessary for the German Borrower’s business (betriebsnotwendig).

       (iv) The limitation pursuant to paragraph (c)(i) above does not apply if and to the extent that (A) the proceeds of a German Borrower Indirect Liability have been further advanced to the German Borrower and/or (B) any loan is granted by another Borrower in favor of the German Borrower and such loan is still outstanding at the time of the payment of the German Borrower under the joint and several liability pursuant to subsection 18(a) and provided that the German Borrower is entitled to set off its recourse claim against the other Borrower against its payment obligations with respect to the loans.

       (v) For purposes of the calculation of the Protected Assets and thus the enforceable amount, the German Borrower shall deliver (A) within ten (10) Business Days following the occurrence of an Event of Default and a request by the Lender, to the Lender an up-to-date, unaudited balance sheet and determination of the Protected Assets prepared by the German Borrower’s management and prepared in accordance with the applicable accounting principles for the German Borrower continuously applied and (B) upon request of the Lender within a further forty (40) day period following provision of the unaudited balance sheet, to the Lender an up-to- date balance sheet prepared by a firm of auditors of international standard and repute together with a determination of the Protected Assets. Such audited balance sheet and determination of the Protected Assets shall be prepared in accordance with the applicable accounting principles for the German Borrower continuously applied.

       (vi) The determination by the auditors (as set forth above, the “Auditors’ Determination”) pertaining to the German Borrower shall be up to date and in any event such Auditors’ Determination shall have been prepared as of a date no earlier than fifteen (15) Business Days prior to the date of the demand by the Lender.

       (vii) In the event that the German Borrower fails to deliver an unaudited or audited (as applicable) balance sheet and/or determination of the Protected Assets within the periods, stated in clause (v) above, the Lender shall be entitled to demand payment under this Agreement without limitation, but agrees to release proceeds from such enforcement to the extent required to ensure that the Protected Assets shall not be less than zero, if and when the German Borrower has submitted to the Lender the Auditor’s Determination. In the event that the German Borrower’s management provides the Lender with an unaudited balance sheet and/or determination of the Protected Assets within the period stated in clause (v) (A) above, the Lender shall only be entitled to enforce amounts up to the Protected Assets determined by the German Borrower’s management until the auditors have prepared the audited balance sheet, in which case the audited balance sheet and the Auditor’s Determination shall prevail.

       (d) Each Borrower assumes responsibility for keeping itself informed of the financial condition of the each other Borrower, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Borrower’s Liabilities and of all other circumstances bearing upon the risk of nonpayment by such other Borrower of its Liabilities and each Borrower agrees that Lender shall not have any duty to advise any Borrower of information known to Lender regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, Lender shall not be under any obligation to update any such information or to provide any such information to any Borrower on any subsequent occasion.

       (e) Lender is hereby authorized, without notice or demand and without affecting the liability of a Borrower hereunder, to, at any time and from time to time, (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to a Borrower’s Liabilities or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by a Borrower and delivered to Lender; (ii) accept partial payments on a Borrower’s Liabilities; (iii) take and hold security or collateral for the payment of a Borrower’s Liabilities hereunder or for the payment of any guaranties of a Borrower’s Liabilities or other liabilities of a Borrower and exchange, enforce, waive and release any such security or collateral; (iv) apply such security or collateral and direct the order or manner of sale thereof as Lender, in its sole discretion, may determine; and (v) settle, release, compromise, collect or otherwise liquidate a Borrower’s Liabilities and any security or collateral therefor in any manner, without affecting or impairing the obligations of the other Borrowers. Lender shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from a Borrower or any other source, and such determination shall be binding on such Borrower. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of a Borrower’s Liabilities as Lender shall determine in its sole discretion without affecting the validity or enforceability of the Liabilities of the other Borrowers.

       (f) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect a Borrower’s Liabilities from any Borrower or any guarantor or other action to enforce the same; (ii) the waiver or consent by Lender with respect to any provision of any instrument evidencing Borrowers’ Liabilities, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Lender; (iii) failure by Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for Borrowers’ Liabilities; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Lender’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by any Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Lender’s claim(s) for repayment of any of Borrowers’ Liabilities; or (vii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

       (g) No payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of another Borrower’s Liabilities or (ii) a payment made by any other Person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.

       19. GENERAL INDEMNIFICATION.

       Each Borrower agrees to defend (with counsel satisfactory to Lender), protect, indemnify and hold harmless Lender, each affiliate or subsidiary of Lender, and each of their respective shareholders, members, officers, directors, managers, employees, attorneys and agents (each an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities laws and regulations, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making or issuance and the management of the Loans or any Letters of Credit or the use or intended use of the proceeds of the Loans or any Letters of Credit; provided, however, that no Borrower shall have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Loans hereunder from the date incurred by each Indemnified Party until paid by Borrowers, be added to the Liabilities of Borrowers and be secured by the Collateral. The provisions of this Section 19 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

       20. CURRENCY INDEMNITY.

       Any amount received or recovered by the Lender, in respect of any Liabilities, in a currency other than Dollars (whether as a result of, or of the enforcement of, any judgment or order of a court or tribunal of any jurisdiction, the winding-up of any Company or otherwise) shall only constitute a discharge to the applicable Company to the extent of the amount of Dollars that Lender is able, in accordance with its usual practice, to purchase with the amount of the currency so received or recovered on the date of receipt of recovery (or, if later, the first date on which such purchase is practicable). If the amount of the Dollars so purchased is less than the amount of the Dollars so expressed to be due, the Borrowers shall indemnify the Lender against any loss sustained by Lender as a result, including the cost of making any such purchase. The provisions of this Section 20 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

       21. NOTICE.

       Except as otherwise expressly provided in this Agreement, any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Chicago time (or on the next Business Day after the date of transmission, if transmitted on a Business Day on or after 4:00 p.m. Chicago time); (c) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed.

       Notices shall be addressed as follows (or as otherwise directed by the applicable party hereto to the other parties hereto):

If to US Borrower or	The Oilgear Company 2300 South 51st Street

German Borrower:
Milwaukee, WI 53234 Attention: Thomas J. Price, Vice President, Chief Financial Officer & Secretary Facsimile Number: (414) 328-4750

If to Spanish Borrower:	Oilgear Towler, S.A. Entidad Zicunaga Apartado 14 Hernani (Guipuzcoa) Spain Attention: Mikel Basarte Facsimile Number: 011 34 943 552716

If to Lender:	LaSalle Business Credit, LLC
Two Honey Creek Corporate Center, Suite 220
115 South 84th Street
Milwaukee, Wisconsin 53214
Attention: Timothy Woldt, First Vice President
Facsimile Number: (414) 256-5099

With a copy to:	LaSalle Business Credit, LLC 135 South LaSalle Street, Suite 400 Chicago, IL 60603 Attention: Steven Fenton Facsimile Number: (312) 904-6109

       22. CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.

       This Agreement and the Other Agreements are submitted by Borrowers to Lender for Lender’s acceptance or rejection at Lender’s principal place of business as an offer by Borrowers to borrow monies from Lender now and from time to time hereafter, and shall not be binding upon Lender or become effective until accepted by Lender, in writing, at said place of business. If so accepted by Lender, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER AGREEMENTS (OTHER THAN THOSE OTHER AGREEMENTS WHICH ARE EXPLICITLY STATED TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE

STATE OF ILLINOIS, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

       To induce Lender to accept this Agreement, each Borrower irrevocably agrees that, subject to Lender’s sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS (OTHER THAN THOSE OTHER AGREEMENTS WHICH ARE EXPLICITLY STATED TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. EACH BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER, AT THE ADDRESS SET FORTH FOR NOTICE IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST SUCH BORROWER BY LENDER IN ACCORDANCE WITH THIS SECTION.

       23. MODIFICATION AND BENEFIT OF AGREEMENT.

       This Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by each Borrower or such other Person who is a party to such Other Agreement and Lender. No Borrower may sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof, including, without limitation, such Borrower’s rights, titles, interest, remedies, powers or duties hereunder and thereunder. Each Borrower hereby consents to Lender’s sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Agreement, or the Other Agreements, or of any portion thereof, or participations therein, including, without limitation, Lender’s rights, titles, interest, remedies, powers and/or duties and agrees that it shall execute and deliver such documents as Lender may request in connection with any such sale, assignment, transfer or other disposition.

       24. HEADINGS OF SUBDIVISIONS.

       The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

       25. POWER OF ATTORNEY.

       Each Borrower acknowledges and agrees that its appointment of Lender as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are satisfied and paid in full and this Agreement is terminated.

       26. CONFIDENTIALITY.

       Lender hereby agrees to use commercially reasonable efforts to assure that any and all information relating to a Borrower which is (i) furnished by such Borrower to Lender (or to any affiliate of Lender); and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by Lender or such affiliate in accordance with applicable law; provided, however, that such information and other credit information relating to such Borrower may be distributed by Lender or such affiliate to Lender’s or such affiliate’s directors, managers, officers, employees, attorneys, affiliates, assignees, participants, auditors, agents and regulators, and upon the order of a court or other governmental agency having jurisdiction over Lender or such affiliate, to any other party. In addition, such information and other credit information may be distributed by Lender to potential participants or assignees of any portion of the Liabilities, provided, that such potential participant or assignee agrees to follow the confidentiality requirements as set forth herein. Each Borrower and Lender further agree that this provision shall survive the termination of this Agreement. Notwithstanding the foregoing, each Borrower hereby consents to Lender publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement. Notwithstanding anything to the contrary set forth herein or in any Other Agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate the transactions contemplated by this Agreement and the Other Agreements (the “Transaction”), shall not apply to the federal tax structure or federal tax treatment of the Transaction, and each party hereto (and any employee, representative, agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Transaction. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the Transaction or any federal tax matter or federal tax idea related to the Transaction.

       27. COUNTERPARTS.

       This Agreement, any of the Other Agreements and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

       28. ELECTRONIC SUBMISSIONS.

       Upon not less than sixty (60) days’ prior written notice (the “Approved Electronic Form Notice”), Lender may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the Other Agreements, be submitted to Lender in “Approved Electronic Form” (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice. For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Lender, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by Lender (which approval has not been revoked or modified by Lender) and sent to Borrowers in an Approved Electronic Form Notice. Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the Other Agreements.

       29. WAIVER OF JURY TRIAL; OTHER WAIVERS.

       (a) EACH BORROWER AND LENDER EACH HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY A BORROWER OR LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN A BORROWER AND LENDER. IN NO EVENT SHALL LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

       (b) Each Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

       (c) Each Borrower hereby waives the benefit of any law that would otherwise restrict or limit Lender or any affiliate of Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Liabilities, without notice at any time hereafter, any indebtedness, matured or unmatured, owing by Lender or such affiliate of Lender to such Borrower, including, without limitation any Deposit Account at Lender or such affiliate.

       (d) EACH BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF SUCH BORROWER WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL.

       (e) Lender’s failure, at any time or times hereafter, to require strict performance by a Borrower of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Lender in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing, signed by a duly authorized officer of Lender and directed to Borrowers specifying such suspension or waiver.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

THE OILGEAR COMPANY		LASALLE BUSINESS CREDIT, LLC

By	/s/ Thomas J. Price	By	/s/ Timothy Woldt

Title	/s/ Chief Financial Officer	Title	/s/ First Vice President

OILGEAR TOWLER GMBH

By	/s/ Thomas J. Price

Title	/s/ Chief Financial Officer

OILGEAR TOWLER, S.A.

By	/s/ Thomas J. Price

Title	/s/ Chief Financial Officer

[Signature Page to Loan and Security Agreement]

EXHIBIT A — BUSINESS AND COLLATERAL LOCATIONS

       Attached to and made a part of that certain Loan and Security Agreement of even date herewith among The Oilgear Company (“US Borrower”), Oilgear Towler GmbH (“German Borrower”) and Oilgear Towler, S.A. (“Spanish Borrower”) (US Borrower, German Borrower and Spanish Borrower are collectively referred to as “Borrowers”) and LASALLE BUSINESS CREDIT, LLC (“Lender”).

US Borrower

A.	US Borrower’s business locations (please indicate which location is the principal place of business and at which locations originals and all copies of US Borrower’s books, records and accounts are kept).

a.

b.

c.

B.	Other locations of Collateral (including, without limitation, warehouse locations, processing locations, consignment locations) and all post office boxes of US Borrower. Please indicate the relationship of such location to US Borrower (i.e., public warehouse, processor, etc.).

a.

b.

c.

C.	Bank Accounts of US Borrower (other than those at LaSalle Bank National Association):

Bank (with address) Account Number Type of Account

a.

b.

c.

[Complete for other applicable Companies]

EXHIBIT B — COMPLIANCE CERTIFICATE

       Attached to and made a part of that certain Loan and Security Agreement, as it may be amended in accordance with its terms from time to time, including all exhibits attached thereto (the “Agreement”) of even date herewith among The Oilgear Company (“US Borrower”), Oilgear Towler GmbH (“German Borrower”) and Oilgear Towler, S.A. (“Spanish Borrower”) (US Borrower, German Borrower and Spanish Borrower are collectively referred to as “Borrowers”) and LASALLE BUSINESS CREDIT, LLC (“Lender”).

       This Certificate is submitted pursuant to subsection 9(c) of the Agreement.

       The undersigned hereby certifies to Lender that as of the date of this Certificate:

     1. The undersigned is the                                          of US Borrower.

     2. There exists no event or circumstance which is or which with the passage of time, the giving of notice, or both would constitute an Event of Default, as that term is defined in the Agreement, or, if such an event of circumstance exists, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that Borrower has taken or proposes to take with respect thereto.

     3. No material adverse change in the condition, financial or otherwise, business, property, or results of operations of any Company has occurred since [date of last Compliance Certificate/last financial statements delivered prior to closing], or, if such a change has occurred, a writing attached hereto specifies the nature thereof and the action that Borrowers have taken or proposes to take with respect thereto.

     4. Borrowers are in compliance with the representations, warranties and covenants in the Agreement, or, if Borrowers are not in compliance with any representations, warranties or covenants in the Agreement, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that Borrowers have taken or proposes to take with respect thereto.

     5. The financial statements of each Company being concurrently delivered herewith have been prepared in accordance with generally accepted accounting principles consistently applied and there have been no material changes in accounting policies or financial reporting practices of such Company since [date of the last Compliance Certificate/date of last financial statements delivered prior to closing] or, if any such change has occurred, such changes are set forth in a writing attached hereto.

     6. Attached hereto is a true and correct calculation of the financial covenants contained in the Agreement.

THE OILGEAR COMPANY
By

Title